Exhibit 10.4

Execution Version

$125,000,000

CREDIT AGREEMENT

Dated as of November 30, 2009

among

SEMCRUDE PIPELINE, L.L.C., AS BORROWER

THE LENDERS PARTY HERETO

and

GENERAL ELECTRIC CAPITAL CORPORATION,

AS ADMINISTRATIVE AGENT

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GE CAPITAL MARKETS, INC.,

AS SOLE LEAD ARRANGER AND BOOKRUNNER

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		Page
Section 11.20	Non-Public Information; Confidentiality	85

Section 11.21	Patriot Act Notice	86

Schedules	Exhibits
I Lenders	A Assignment

PS Pipeline System	B Form of Consent

4.1 Compliance with Laws	C Form of Note

4.2(a) Power and Authority	D Borrowing Notice

4.2(b) Necessary Governmental Approvals	E Notice of Conversion or Continuation

4.7 Litigation	F Project Partner Consent

4.12 Labor	G Compliance Certificate

4.13 ERISA	H Security Agreement

4.14 Environmental	I-1 Form of Annual Operating Budget for White Cliffs

4.16 Title	I-2 Form of Annual Operating Budget for the Borrower

4.24 Bank and Securities Accounts

4.25 EPC Contracts

6.8 Form of Monthly Throughput Report

7.5 Insurance Schedule

8.2 Permitted Liens

This Credit Agreement, dated as of November 30, 2009, is entered into among SemCrude Pipeline, L.L.C., a Delaware limited liability company (the “Borrower”), the Lenders (as defined below), and General Electric Capital Corporation (“GE Capital”), as administrative agent for the Lenders (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Additional Project Document” shall mean each contract, agreement, letter agreement or other instrument to which any Group Member becomes a party after the Closing Date hereof that exceeds $250,000 per annum in value individually (“value” being defined as the greater of (i) amounts payable by such Group Member thereunder in any calendar year or (ii) the value of the goods and services (including, without limitation, any cash) received by such Group Member thereunder in any calendar year (as reasonably determined by such Group Member)), other than any document included in the definition of Material Project Documents (other than “Additional Project Document”) and any Loan Documents.

“Affected Lender” has the meaning specified in Section 2.18.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of the Borrower. For purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person; whether through the ability to exercise voting power, by contract or otherwise; and “controlling” and “controlled” have meanings correlative thereto.

“Agreement” means this Credit Agreement.

“Applicable Margin” means, for each Term Loan, a percentage equal to (a) with respect to Eurodollar Rate Loans, 6.00%, and (b) with respect to Base Rate Loans, 5.00%.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Annual Operating Budgets” means (a) an operating plan and budget for White Cliffs, substantially in the form of Exhibit I-1 attached hereto (the “Annual Operating Budget for White Cliffs”), for the applicable year with respect to the operation and maintenance of the Pipeline

System, detailed by month, of anticipated revenues and expenses, such budget to include debt service, maintenance, repair and operation expenses under any O&M Agreement or other operating and maintenance contract (including reasonable allowance for contingencies), reimbursable management expenses and fees, payments for Taxes (other than those based upon the Borrower’s income), insurance, consumables, spare parts, equipment, materials, payments under any lease, payments under any parts services agreement, fees paid in connection with obtaining, transferring, maintaining or amending any Permits and reasonable general and administrative expenses, reserves and all other anticipated costs for the Pipeline System for such year and (b) an operating plan and budget for the Borrower, substantially in the form of Exhibit I-2 attached hereto (the “Annual Operating Budget for the Borrower”), for the applicable year with respect to the business of the Borrower, detailed by month, of anticipated revenues and expenses for such year.

“Asset Sale Proceeds” shall mean proceeds from the sale, lease, transfer or other disposition of any of the assets of any Group Member in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, and other customary fees and expenses actually incurred in connection therewith.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 11.2 (with the consent of any party whose consent is required by Section 11.2), accepted by the Administrative Agent, in substantially the form of Exhibit A, or any other form approved by the Administrative Agent.

“Base Rate” means, at any time, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s largest banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), (b) the sum of 0.5% per annum and the Federal Funds Rate, and (c) 2.50% per annum.

“Base Rate Loan” means any Term Loan that bears interest based on the Base Rate.

“Base Throughput Agreements” means each of the Throughput and Deficiency Agreements between White Cliffs and the Project Partners, respectively, each dated January 29, 2007, each as amended by the First Amendment to Throughput and Deficiency Agreement effective as of December 1, 2008.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing consisting of Term Loans made on the same day by the Lenders according to their respective Commitments under the Term Facility.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of any Eurodollar Rate or Eurodollar Rate Loan or any funding, conversion, continuation, Interest Period or payment of any Eurodollar Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“CapEx Reserve” means the amount, initially $300,000, deposited in the Restricted Payment Account to make CapEx Reserve Payments when due, as such amount is reduced by the amount of any CapEx Reserve Payments made in accordance with Section 8.5.

“CapEx Reserve Payment” means the payment from the CapEx Reserve of any invoices for capital expenditures which are received by Borrower after the Closing Date and which are for the construction of the Pipeline System.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“Cash Flow Available for Debt Service” shall mean, for any period, (a) White Cliffs Distributions, minus (b) Permitted Tax Distributions minus (c) Permitted Borrower Administrative Expenses for such period.

“Casualty Event” shall mean an event which causes any material part of the Collateral or the Pipeline System to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than an Event of Eminent Domain.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change of Control” means the occurrence of any of the following: (i) the Borrower shall cease to be the Manager (as defined in the White Cliffs LLC Agreement) of White Cliffs, or (ii) SemGroup Corporation shall cease to directly or indirectly own and control, of record and beneficially, 100% of the Securities (other than the Obligations) of the Borrower, or (iii) the Borrower shall cease to own and control, of record and beneficially, 51% of the Securities of White Cliffs.

“Closing Date” means the first date on which the Term Loan is made.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

“Commitment” means, with respect to any Lender, such Lender’s Term Loan Commitment.

“Commodity Hedging Agreement” means any hedging or similar agreement to hedge the price of oil or any Pipeline System inputs or purchases or sales of oil or any other commodities.

“Competitor” means any competitor of SemGroup Corporation or its Subsidiaries which is principally engaged in the transportation, storage, processing or trading of crude oil, natural gas, natural gas liquids, or refined products.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Computation Period” means (i) for the first computation, the three Fiscal Quarters ending on March 31, 2010, and (ii) for each computation thereafter, each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

“Consent” shall mean a consent and agreement substantially in the form of Exhibit B or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Consolidated” means, with respect to any Person, the accounts of such Person and its Restricted Subsidiaries consolidated in accordance with GAAP.

“Consolidated EBITDA” means, for any period, without duplication, (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income, Consolidated Interest Expense, taxes, depreciation, amortization, depletion, and other non-cash charges for such period for such period minus (c) all non-cash items of income which were included in determining such Consolidated Net Income.

“Consolidated Interest Expense” means, for the Borrower and White Cliffs for any period, (a) Consolidated total interest expense of the Borrower and White Cliffs for such period and including, in any event, interest capitalized during such period and net costs under Interest Rate Contracts for such period minus (b) the sum of (i) Consolidated net gains of the Borrower and White Cliffs under Interest Rate Contracts for such period and (ii) Consolidated interest income of the Borrower and White Cliffs for such period.

“Consolidated Net Income” means, with respect to the Borrower and White Cliffs, for any period, the net income for such period after taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write up or write down of assets and (b) the cumulative effect of any change in GAAP.

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

“Construction Loan Agreement” means that certain Credit Agreement, dated June 17, 2008, among Borrower, the Administrative Agent and the lenders party thereto.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Agreement” means, with respect to any deposit account, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained and the Borrower maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Administrative Agent.

“Controlled Deposit Account” means each deposit account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by the Borrower with a financial institution reasonably acceptable by the Administrative Agent.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Corporate Chart” means a document in form reasonably acceptable to the Administrative Agent and setting forth, as of a date set forth therein, for each Person that is subject to Section 7.10 or that is a Subsidiary or joint venture of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, and (c) each direct and indirect parent company of such Person.

“Cushing Agreement” has the meaning specified in Section 3.1(a)(xi).

“Cushing Station” means the oil storage facilities located at Cushing Terminal, 908 East Deep Rock Road in Cushing, Oklahoma and owned by SemCrude, L.P.

“Customary Permitted Liens” means, with respect to any Person, any of the following:

(a) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(b) Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;

(c) pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than Capital Leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);

(d) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.1(f) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;

(e) Liens arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property that do not secure or relate to Indebtedness and that do not, in the aggregate, materially (x) impair the value or marketability of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f) the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property;

(g) deposits to secure the performance of trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds relates to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) rights reserved to or vested in any Governmental Authority (i) by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or (ii) by Requirements of Law to in any manner, control or regulate any of the properties of a such Person or the use thereof or the rights and interests of such Person therein; and

(i) rights reserved to the grantors of any properties of such Person, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements associated therewith.

“Debt Rating” means, as of any date of determination and with respect to any Person, the rating as determined by each of S&P or Moody’s of this of such Person’s unsecured, unenhanced debt obligations.

“Debt Service” shall mean, for any period, the sum of (a) all fees payable during such period to the Administrative Agent or the Lenders, (b) interest on the Term Loans, and (c) scheduled principal payments on the Term Loans payable during such period.

“Debt Service Coverage Ratio” shall mean, on any date, the ratio of (a) Cash Flow Available for Debt Service for the Computation Period most recently ended on or prior to such date, taken as one accounting period, to (b) Debt Service for such Computation Period.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the syndication of the Facility and (b) all other documents filed by any Group Member with the United States Securities and Exchange Commission.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Person” means any “United States person” under and as defined in Section 770I(a)(30) of the Code.

“Easement Agreements” means (i) that certain Right of Way and Easement dated as of September 11, 2008, by and between White Cliffs and SemCrude, L.P., and (ii) that certain Pipeline Easement Agreement dated as of March 31, 2009, by and among SemGroup Energy Partners, SemGroup Crude Storage and White Cliffs.

“Easement Agreement Consents” means the consents from the counterparties to each of the Easement Agreements, in form and substance satisfactory to the Administrative Agent.

“EHS Compliance Audit” means an audit of the environmental, health and safety policies, practices and procedures of the Group Members and SemCrude, L.P., or any successor thereto in its capacity as operator pursuant to the O&M Agreement regarding all aspects of the operation and maintenance of the Pipeline System for purposes of assuring compliance with all Requirements of Law and Permit requirements.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eminent Domain Proceeds” shall mean all amounts and proceeds received by or on behalf of the Borrower or the Administrative Agent in respect of an Event of Eminent Domain.

“Engineering, Procurement and Construction Contracts” means the agreements listed in Schedule 4.25.

“EnGlobal Agreement” means that certain Engineering and Consulting Services Agreement dated as of February 26, 2007 between SemCrude, L.P. and EnGlobal Engineering, Inc.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing and all analogous Requirements of Law and Permits.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Group Member as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property, including without limitation the Pipeline System, by any Group Member, whether on, prior or after the date hereof.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Eurodollar Base Rate” means, with respect to each day during any Interest Period for any Eurodollar Rate Loan, the greater of (a) 1.50% per annum and (b) the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 page at such time, the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by the Administrative Agent in its sole discretion.

“Eurodollar Rate” means, with respect to any Interest Period and for any Eurodollar Rate Loan, an interest rate per annum determined as the ratio of (a) the Eurodollar Base Rate with respect to such Interest Period for such Eurodollar Rate Loan to (b) the difference between the number one and the Eurodollar Reserve Requirements with respect to such Interest Period and for such Eurodollar Rate Loan.

“Eurodollar Rate Loan” means any Term Loan that bears interest based on the Eurodollar Rate.

“Eurodollar Reserve Requirements” means, with respect to any Interest Period and for any Eurodollar Rate Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect 2 Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the United States Federal Reserve System.

“Event of Default” has the meaning specified in Section 9.1.

“Event of Eminent Domain” shall mean any compulsory transfer or taking or transfer under threat of compulsory transfer or taking of any material part of the Collateral or the Pipeline System by any Governmental Authority that is reasonably anticipated to last (or has lasted) for more than one year, unless such transfer or taking is being contested by the Borrower in good faith by appropriate proceedings.

“Excess Cash Flow” means, for any Fiscal Quarter, (x) White Cliff Distributions received during such Fiscal Quarter less (y) the sum of (i) Permitted Tax Distributions, (ii) interest payments made under this Agreement, (iii) Quarterly Fixed Principal Amortization and (iv) Permitted Borrower Administrative Expenses, in the case of Permitted Tax Distributions for the Fiscal Quarter ending on March 31, which are paid in such Fiscal Quarter or are estimated in good faith to be attributable to such Fiscal Quarter and payable within 15 days following the conclusion of such Fiscal Quarter (as evidenced by an officer’s certificate delivered to the Administrative Agent) and in each other case paid in such Fiscal Quarter.

“Facility” means the Term Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Administrative Agent in its sole discretion.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Statement” means each financial statement delivered pursuant to Section 6.1.

“Fiscal Quarter” means each 3 fiscal month period ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means, collectively, the Borrower and White Cliffs.

“Group Members’ Accountants” means nationally-recognized independent registered certified public accountants selected by SemGroup Corporation and reasonably acceptable to the Administrative Agent.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, asbestos containing materials, polychlorinated biphenyls, any equipment containing polychlorinated biphenyls and radioactive substances.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) all payments that would be required to be made in respect of any Hedging Agreement in the event of a termination (including an early termination)

on the date of determination and (i) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item, (y) any such item is secured by a Lien on such Person’s property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien.

“Indemnified Matter” has the meaning specified in Section 11.4.

“Indemnitee” has the meaning specified in Section 11.4.

“Independent Engineer” shall mean PE-Pipeline, LLC or another nationally recognized engineering consultant selected by the Administrative Agent and reasonably acceptable to the Borrower.

“Initial Projections” means those financial projections with respect to the Pipeline System, dated September 16, 2009, covering projected operations through 2013, delivered to the Administrative Agent by the Borrower prior to the date hereof.

“Insurance Proceeds” shall mean all casualty insurance proceeds (other than business interruption insurance proceeds) received by or on behalf of the Borrower or the Administrative Agent in respect of a Casualty Event.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is made or converted to a Eurodollar Rate Loan or, if such loan is continued, on the last day of the immediately preceding Interest Period therefor and, in each case, ending 1 or 3 months thereafter, as selected by the Borrower pursuant hereto; provided, however, that (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month, (c) the Borrower may not select any Interest Period ending after the Maturity Date or that would require a scheduled payment during an Interest Period, (d) the Borrower may not select any Interest Period in respect of Term Loans having an aggregate principal amount of less than $1,000,000 and (e) there shall be outstanding at any one time no more than 5 Interest Periods.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

“Investment” means, with respect to any Person, directly or indirectly, (a) to own, purchase or otherwise acquire, in each case whether beneficially or otherwise, any investment in, including any interest in, any Security of any other Person (other than any evidence of any Obligation), (b) to purchase or otherwise acquire, whether in one transaction or in a series of transactions, all or a significant part of the property of any other Person or a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, brand or other unit operation of any other Person, (c) to incur, or to remain liable under, any Guaranty Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make, hold, purchase or otherwise acquire, in each case directly or indirectly, any deposit, loan, advance, commitment to lend or advance, or other extension of credit (including by deferring or extending the date of, in each case outside the ordinary course of business, the payment of the purchase price for Sales of property or services to any other Person, to the extent such payment obligation constitutes Indebtedness of such other Person), excluding deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items created in the ordinary course of business, (d) to make, directly or indirectly, any contribution to the capital of any other Person or (e) to Sell any property for less than fair market value (including a disposition of cash or Cash Equivalents in exchange for consideration of lesser value); provided, however, that such Investment shall be valued at the difference between the value of the consideration for such Sale and the fair market value of the property Sold.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Lender” means, collectively, any financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment, in each case together with its successors.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Litigation Reserve” means the amount, initially $2,000,000, deposited in the Restricted Payment Account to make Litigation Reserve Payments when due, as such amount is reduced by the amount of any Litigation Reserve Payments made in accordance with Section 8.5.

“Litigation Reserve Payment” means, payment of the liabilities associated with defending the claims described in Schedules 4.7 and 8.2, including settlement payments, court-ordered payments and reasonable and documented legal fees.

“Loan” means any loan made or deemed made by any Lender hereunder.

“Loan Documents” means, collectively, this Agreement, any Notes, the Security Agreement, the Control Agreements, the Project Contract Consents, and, when executed, each document executed by the Borrower and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing.

“Loss Proceeds” means any Insurance Proceeds and Eminent Domain Proceeds.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (i) the condition (financial or otherwise), business, performance, prospects, operations or property of the Group Members, taken as a whole, (ii) the ability of the Borrower to perform its obligations under any Loan Document and (iii) the validity or enforceability of any Loan Document or the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under any Loan Document.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $250,000 in the aggregate.

“Material Project Document” means (i) each of the Related Documents, (ii) each Additional Project Document, if any, (iii) each of the Easement Consents, and (iii) each of the Project Contract Consents, and any replacement of any of the foregoing permitted hereunder.

“Maturity Date” means June 2, 2014.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Necessary Governmental Approvals” means all Permits which under applicable Requirements of Law are required to be obtained by any Group Member for or in connection with (i) the due execution, delivery and performance by the Borrower of the Loan Documents, (ii) the due execution, delivery and performance by any Group Member of the Related Documents, (iii) the development, engineering, construction, testing, start-up, ownership, use, maintenance and operation of the Pipeline System, (iv) the Borrowing of the Term Loans by the Borrower and the use of the proceeds thereof in the manner and on the terms set forth herein and (v) the grant by the Borrower of the Liens granted under the Security Documents or the validity, perfection and enforceability thereof or for the exercise by the Administrative Agent of its rights and remedies thereunder.

“Necessary Land Rights” means all fee or leasehold ownership of land, all easements, rights of way, crossing rights or Permits, concessions and other rights in real property required for or in connection with the development, construction, use, maintenance and operation of the Pipeline System, including providing for the continuous alignment route for the construction, use, maintenance and operation of the Pipeline System.

“Net Cash Proceeds” means proceeds received in cash from the Permitted Option Transfers, net of the customary, commercially reasonable out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith.

“Nominations” means a written designation by a “Shipper” to White Cliffs as a “Carrier” of a stated quantity of crude petroleum for transportation on the Pipeline System from a specified origin point or points to a specified destination point or points of Carrier over a period of one operating month in accordance with the Rules and Regulations Governing the Interstate Transportation of Crude Petroleum By Pipeline for White Cliffs issued April 30, 2009.

“Non-Funding Lender” has the meaning specified in Section 2.2(c).

“Non-U.S. Lender Party” means each of the Administrative Agent, each Lender, each SPV and each participant, in each case that is not a Domestic Person.

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit C, payable to the order of a Lender in the Term Facility in a principal amount equal to the aggregate initial principal amount of the Term Loans.

“Notice of Borrowing” has the meaning specified in Section 2.2.

“Notice of Conversion or Continuation” has the meaning specified in Section 2.10.

“Obligations” means, with respect to the Borrower, all amounts, obligations, liabilities, covenants and duties of every type and description owing by the Borrower to the Administrative Agent, any Lender, any other Indemnitee, any participant, any SPV arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) all Term Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to the Borrower under any Loan Document.

“O&M Agreement” means the Operation, Maintenance and Management Agreement, dated as of November 30, 2009, between SemCrude, L.P. and White Cliffs, as supplemented by the applicable Consent.

“Other Taxes” has the meaning specified in Section 2.17(c).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Payment Date” means the last Business Day of each Fiscal Quarter.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Affiliate Project Contracts” means the O&M Agreement.

“Permitted Borrower Administrative Expenses” means, for any period, the amount of administrative expenses of the Borrower incurred and payable in accordance with an approved Annual Operating Budget for the Borrower or otherwise approved by the Administrative Agent plus, to the extent not included in the approved Annual Operating Budget of the Borrower, the amount of reasonable, out-of-pocket legal fees and expenses incurred by the Borrower or otherwise payable by the Borrower in connection with the administration, performance or enforcement of, and any modification, amendment or supplement to, the Loan Agreements in an amount not to exceed $50,000 per year.

“Permitted Expense Payments” means, with respect to any calendar month, an amount sufficient to reimburse SemGroup Corporation, SemManagement, L.L.C. and SemCrude L.P. for amounts expended thereby in monthly distributions representing direct third-party commercially-reasonable and documented out-of-pocket expenses (including, without limitation, salaries of employees of SemGroup Corporation, SemManagement, L.L.C. and/or SemCrude L.P. and insurance premiums paid by SemGroup L.P. pursuant to the O&M Agreement) but without duplication of any amounts deemed Permitted Overhead Payments.

“Permitted Lien” means any Lien on or with respect to the property of any Group Member that is not prohibited by Section 8.2 or any other provision of any Loan Document.

“Permitted Options” means the option of each of the Project Partners under the White Cliffs LLC Agreement to acquire from the Borrower an aggregate of 24.5% (49.0% in the aggregate for both Project Partners) of the Stock of White Cliffs, in each case taking into account all Stock already owned by such Project Partner.

“Permitted Option Transfer” means the transfer of Stock of White Cliffs upon the exercise of any Permitted Option.

“Permitted Overhead Payments” means, with respect to any calendar month, an amount sufficient to reimburse SemGroup Corporation for amounts incurred thereby for overhead expenses in relation to and allocated by SemGroup Corporation to White Cliffs, but without duplication of any amounts deemed Permitted Expense Payments, but in any event not to exceed initially $6,000,000 for any Fiscal Year; provided that for each Fiscal Quarter that White Cliffs has entered into and maintains Throughput Agreements or Nominations sufficient to provide for delivered volumes equal to or greater than 28,000 barrels per day on average for such Fiscal Quarter, the $6,000,000 per Fiscal Year cap will be increased by $375,000 for each such Fiscal Quarter, subject to a maximum of $7,500,000 for such Fiscal Year.

“Permitted Tariffs” means those charges under Throughput Agreements that are properly chargeable under applicable FERC regulations.

“Permitted Tax Distributions” means, with respect to any Fiscal Quarter, an amount sufficient to reimburse SemGroup Corporation for taxes that are paid by SemGroup Corporation for the portion of the Fiscal Year in which such Fiscal Quarter occurs (or, in the case of the Fiscal Quarter ending on March 31 of each Fiscal Year, attributable to such Fiscal Quarter even though paid on or about April 15 of such Fiscal Year) assuming that the SemGroup Corporation is a taxpayer and has no items of income, gain, loss, deduction, credit or other tax items other than those attributable to its activities and its portion of income, gain, loss, deduction, credit or other tax items of the Borrower. The Permitted Tax Distribution shall be calculated by SemGroup Corporation using reasonable estimates of taxable income or loss for SemGroup Corporation for the Fiscal Year in which such Fiscal Quarter occurs and shall take into account changes due to actual numbers or audits, as the case may be. An officer’s certificate as to such calculations shall be provided to the Administrative Agent.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Phase I Environmental Site Assessment” means a Phase I environmental site assessment report for the Pipeline System which complies with ASTM standard 1527-00.

“Pipeline Agreement” means that certain Pipeline System Project Agreement dated January 29, 2007 by and among White Cliffs LLC (formerly known as Front Range Pipeline, L.L.C.), Noble Energy, Inc. and Kerr-McGee Oil & Gas Onshore LP.

“Pipeline System” means an approximately 526 mile, nominal 12” diameter, crude oil pipeline owned by and operated on behalf of White Cliffs from a station near Platteville in southern Weld County, Colorado to an interconnect with facilities near Cushing, Oklahoma, as described in the Pipeline Agreement, and designed to transport not less than 30,000 barrels per day of 52° API gravity crude oil, four pump stations, and a 100,000 barrel crude oil storage tank at such Platteville Station, all as more particularly described in Schedule PS.

“Platteville Agreement” has the meaning specified in Section 3.1(a)(xii).

“Platteville Station” means the truck unloading station located at 23814 Weld County Road in Hudson, Colorado and owned by SemCrude, L.P.

“Principal Balance” means, at any time, the aggregate initial principal amount of the Term Loans less any payments thereof.

“Project Contract Consents” means the consents from the counterparties to each of the Material Project Documents (other than the Project Contract Consents and the Easement Consents), in form and substance satisfactory to the Administrative Agent.

“Project Partners” means each of Samedan Pipe Line Corporation and Anadarko Wattenberg Company, LLC.

“Pro Rata Outstandings”, of any Lender at any time, means the outstanding Principal Balance of the Term Loans owing to such Lender.

“Pro Rata Share” means, with respect to any Lender and the Term Facility at any time, the percentage obtained by dividing (a) the sum of the Commitments (or, if such Commitments in the Term Facility are terminated, the Pro Rata Outstandings therein) of such Lender then in effect under the Term Facility by (b) the sum of the Commitments (or, if such Commitments in any the Term Facility are terminated, the Pro Rata Outstandings therein) of all Lenders then in effect under the Term Facility; provided, however, that, if there are no Commitments and no Pro Rata Outstandings in the Term Facility, such Lender’s Pro Rata Share in the Term Facility shall be determined based on the Pro Rata Share in the Term Facility most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to Section 2.18.

“Quarterly Fixed Principal Amortization” has the meaning specified in Section 2.6.

“Register” has the meaning specified in Section 2.14(b).

“Related Documents” means (i) the Pipeline Agreement, (ii) the Throughput Agreements, (iii) the White Cliffs LLC Agreement, (iv) the O&M Agreement, (v) the Cushing Agreement, (vi) the Platteville Agreement, (vii) the Easement Agreements, and (viii) the Pipeline Construction Management Agreement.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 10.4 or any comparable provision of any Loan Document.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required or voluntarily taken to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Reorganization Plan” has the meaning specified in Section 3.1(h).

“Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Term Loan Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings in the Term Facility) then in effect, ignoring, in such calculation, the Commitments and Pro Rata Outstandings of any Non-Funding Lender.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, chief financial officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and, with respect to the Corporate Chart and other documents delivered pursuant to Section 6.1(e), documents delivered on the Closing Date and documents delivered pursuant to Section 7.10, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.

“Restricted Payment” means (a) any dividend, return of capital, distribution or any other payment or Sale of property for less than fair market value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations) and whether in cash, Securities or other property, on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries,

in each case now or hereafter outstanding, including with respect to a claim for rescission of a Sale of such Stock or Stock Equivalent and (b) any redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations), of any Stock or Stock Equivalent of any Group Member or of any direct or indirect parent entity of the Borrower, now or hereafter outstanding, and any payment or other transfer setting aside funds for any such redemption, retirement, termination, cancellation, purchase or other acquisition, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise.

“Restricted Payment Account” means that certain lockbox account of the Borrower that is a Controlled Deposit Account established for the purposes of holding all distributions from White Cliffs to the Borrower, all proceeds of any Permitted Option Transfer and the CapEx Reserve and the Litigation Reserve.

“Restricted Subsidiary” means each Subsidiary of the Borrower other than any Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“Secured Parties” means the Lenders, the Administrative Agent, each other Indemnitee and any other holder of any Obligation of the Borrower.

“Security Agreement” means a security agreement, in substantially the form of Exhibit H, between the Administrative Agent and the Borrower.

“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” have correlative meanings.

“SemCrude, L.P.” means SemCrude, L.P., a Delaware limited partnership.

“SemGroup Credit Agreement” means that certain Credit Agreement dated as of November 30, 2009 among SemGroup Corporation, certain other SemGroup Entities, the lenders party thereto and BNP Paribas, as administrative agent.

“SemGroup Crude Storage” means SemGroup Crude Storage, L.L.C., a Delaware limited liability company.

“SemGroup Energy Partners” means SemGroup Energy Partners, L.L.C., a Delaware limited liability company.

“SemCrude Energy Partners Cushing Consent” has the meaning specified in Section 7.20.

“SemGroup Entities” means SemGroup Corporation and each of its Subsidiaries, other than the Group Members.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Substitute Lender” has the meaning specified in Section 2.18(a).

“SWDA” means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).

“Tax Affiliate” means, (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.8.

“Taxes” has the meaning specified in Section 2.17(a).

“Term Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.

“Term Loan” has the meaning specified in Section 2.1.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans to the Borrower, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Term Loan Commitment”, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement. The aggregate amount of the Term Loan Commitments on the date hereof equals $125,000,000.

“Throughput Agreements” means the Base Throughput Agreements, and each other additional throughput agreement entered into between White Cliffs and a shipper pursuant to an open season offering and which provide for a Permitted Tariff, and otherwise comply with the applicable FERC regulations.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Total Leverage Ratio” means, at any time, the ratio of (A) the principal balance of all outstanding Term Loans and other Indebtedness of the Group Members as of such date to (B) the Consolidated EBITDA for the Computation Period then ended; provided that for the Fiscal Quarter ended March 31, 2010 the Consolidated EBITDA shall be equal to the Consolidated EBITDA for such Computation Period multiplied by 4/3.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“United States” means the United States of America.

“Unrestricted Subsidiary” means Rocky Cliffs, L.L.C., a Delaware limited liability company, and any Subsidiary thereof.

“U.S. Lender Party” means each of the Administrative Agent, each Lender, each SPV and each participant, in each case that is a Domestic Person.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“White Cliffs” means White Cliffs Pipeline, L.L.C., a Delaware limited liability company.

“White Cliffs Distributions” means all distributions and dividends paid by White Cliffs to the Borrower in respect of its Stock in White Cliffs made pursuant to the White Cliffs LLC Agreement.

“White Cliffs LLC Agreement” means the Limited Liability Company Agreement of Front Range Pipeline L.L.C., now known as White Cliffs Pipeline, L.L.C., a Delaware limited liability company dated January 29, 2007, as amended by the First Amendment to the Limited Liability Agreement of White Cliffs, dated as of July 18, 2008, as further amended by the Amendment to the Limited Liability Agreement of White Cliffs, dated as of as of June 2, 2009, and as further amended by the Third Amendment to the Limited Liability Company Agreement of White Cliffs, dated as of November 30, 2009.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

Section 1.2 UCC Terms. The following terms have the meanings given to them in the applicable UCC: “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary” and “security entitlement”.

Section 1.3 Accounting Terms and Principles; GAAP. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by the Borrower shall be given effect if such change would affect a calculation that measures compliance with any provision of Article V or VIII unless the Borrower, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

Section 1.4 Payments. The Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by the Borrower. Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or the Borrower and no other currency conversion shall change or release any obligation of the Borrower or of any Secured Party (other than the Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

Section 1.5 Interpretation. (a) Certain Terms. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property). The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.

(b) Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

ARTICLE 2

THE FACILITY

Section 2.1 The Commitments. On the terms and subject to the conditions contained in this Agreement, each Lender severally, but not jointly, agrees to make a loan in one borrowing (each a “Term Loan”) in Dollars to the Borrower on the Closing Date, in an amount not to exceed such Lender’s Term Loan Commitment. Amounts of Term Loans repaid may not be reborrowed. The parties hereto agree that under the Construction Loan Agreement, the Lenders made (i) a certain term loan (the “Construction Term Loan”) in the original principal amount of $60,000,000, of which $60,000,000 remains unpaid as of the date of this Agreement and prior to the funding of the Term Loan, and (ii) a certain revolving loan (the “Construction Revolving Loan”) in the original principal amount of $60,000,000, of which $60,000,000 remains unpaid as of the date of this Agreement and prior to the funding of the Term Loan. Upon the funding of the Term Loan, the Borrower shall use the proceeds thereof to repay in full each of the Construction Term Loan and the Construction Revolving Loan. The Term Loans shall be evidenced by, and be repayable in accordance with the terms of, the Note and this Agreement.

Section 2.2 Borrowing Procedures. (a) Notice From the Borrower. Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than noon on (i) the same Business Day as the date of the proposed Borrowing, in the case of a Borrowing of Base Rate Loans and (ii) the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing of Eurodollar Rate Loans. Each such notice may be made in a writing substantially in the form of Exhibit D (a “Notice of Borrowing”) duly completed or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Borrowing, with such a Notice of Borrowing. Term Loans shall be made as Base Rate Loans unless, outside of a suspension period pursuant to Section 2.15, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Each Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000.

(b) Notice to Each Lender. The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, prompt notice of the applicable interest rate. Each Lender shall, before 1:00 p.m. on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.11, such Lender’s Pro Rata Share of such proposed Borrowing. Upon fulfillment or due waiver on the Closing Date, of the applicable conditions set forth in Section 3.1.

(c) Non-Funding Lenders. Unless the Administrative Agent shall have received notice from any Lender prior to the date such Lender is required to make any payment hereunder with respect to any Term Loan that such Lender will not make such payment (or any portion thereof) available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such payment available to the Administrative Agent on the date such payment is required to be made in accordance with this Article II and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. The Borrower agrees to repay to the Administrative Agent on demand such amount (until repaid by such Lender) with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable to the Obligation that would have been created when the Administrative Agent made available such amount to the Borrower had such Lender made a corresponding payment available; provided, however, that such payment shall not relieve such Lender of any obligation it may have to the Borrower. In addition, any Lender that shall not have made available to the Administrative Agent any portion of any payment described above (any such Lender, a “Non-Funding Lender”) agrees to pay such amount to the Administrative Agent on demand together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate for the first Business Day and thereafter (i) in the case of a payment in respect of a Term Loan, at the interest rate applicable at the time to such Term Loan and (ii) otherwise, at the interest rate applicable to Base Rate Loans. Such repayment shall then constitute the funding of the corresponding Term Loan (including any Term Loan deemed to have been made hereunder with such payment) or participation. The existence of any Non-Funding Lender shall not relieve any other Lender of its obligations under any Loan Document, but no other Lender shall be responsible for the failure of any Non-Funding Lender to make any payment required under any Loan Document.

Section 2.3 Single Obligation. The Term Loan and all of the other Obligations of Borrower to Lender shall constitute one general obligation of Borrower secured by all of the Collateral.

Section 2.4 [Reserved.]

Section 2.5 Reduction and Termination of the Commitments. All outstanding Term Loan Commitments shall terminate on the Closing Date (after giving effect to any Term Loan Borrowing occurring on such date).

Section 2.6 Repayment of Loans. The Principal Balance shall be due and payable on each Payment Date in the amount of $3,500,000 (the “Quarterly Fixed Principal Amortization”); provided that any remaining Principal Balance is due and payable in full on the Maturity Date. The Administrative Agent may apply amounts in the Restricted Payment Account to the payment of any amounts due and payable pursuant to this Section 2.6.

Section 2.7 Optional Prepayments. The Borrower may prepay the outstanding Principal Balance of any Term Loan in whole or in part at any time (together with any breakage costs that may be owing pursuant to Section 2.16(a) after giving effect to such prepayment); provided, however, that each partial prepayment that is not of the entire outstanding Principal Balance shall be in an aggregate amount that is an integral multiple of $1,000,000.

Section 2.8 Mandatory Prepayments. The Borrower shall make the following mandatory prepayments of the Term Loans:

(a) Permitted Option Transfer. Upon each Permitted Option Transfer, the Borrower shall immediately pay to the Administrative Agent the Net Cash Proceeds thereof received by the Borrower.

(b) Excess Cash Flow. The Borrower shall pay the entire amount of Excess Cash Flow for any Fiscal Quarter on the last Business Day of such Fiscal Quarter, beginning with the Fiscal Quarter ending on December 31, 2009; provided that the amount of Excess Cash Flow payable for the Fiscal Quarter ended December 31, 2009 shall be based on the two month period ending on December 31, 2009.

(c) Asset Sale, Eminent Domain and Loss Proceeds. Upon the receipt by Borrower of any Loss Proceeds or Asset Sale Proceeds, the Borrower shall immediately pay to the Administrative Agent any such Loss Proceeds or Asset Sale Proceeds. If such proceeds received are insufficient to prepay the entire outstanding Principal Balance of the Term Loans and the other Obligations, the mandatory prepayment under this Section 2.8(c) shall be to the extent of the proceeds received from such event.

(d) CapEx Reserve. The Borrower shall apply any remaining unused portion of the CapEx Reserve to the prepayment of the Term Loans on June 30, 2010.

(e) Litigation Reserve. The Borrower shall apply any remaining unused portion of the Litigation Reserve to the prepayment of the Term Loans on the date that all claims described in Schedules 4.7 and 4.12 have been settled or otherwise resolved.

(f) Application of Payments. Any payments made to the Administrative Agent pursuant to this Section 2.8 shall be applied to the Obligations in accordance with Section 2.12(b) or (c), as applicable. The Administrative Agent may apply amounts in the Restricted Payment Account to the payment of any amounts due and payable pursuant to this Section 2.8.

Section 2.9 Interest. (a) Rate. All Term Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Term Loans, on the unpaid Principal Balance thereof from the date such Term Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows: (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin, each as in effect from time to time, (ii) in the case of Eurodollar Rate Loans, at a rate per annum equal to the sum of the Eurodollar Rate and the Applicable Margin, each as in effect for the applicable Interest Period, and (iii) in the case of other Obligations, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin for Term Loans that are Base Rate Loans, each as in effect from time to time.

(b) Payments. Interest accrued shall be payable in arrears (i) if accrued on the Principal Balance of any Term Loan, (A) at maturity (whether by acceleration or otherwise), (B) upon the payment or prepayment of the Principal Balance on which such interest has accrued and (C) on the last Business Day of each calendar month commencing on the first such day following the making of such Term Loan, and (ii) if accrued on any other Obligation, on demand from any after the time such Obligation is due and payable (whether by acceleration or otherwise). The Administrative Agent may apply amounts in the Restricted Payment Account to the payment of any amounts due and payable pursuant to this Section 2.9.

(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately upon (A) the occurrence of any Event of Default under Section 9.1(f)(ii) or (B) the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is 2% per annum in excess of the interest rate applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

Section 2.10 Conversion and Continuation Options. (a) Option. The Borrower may elect (i) in the case of any Eurodollar Rate Loan, (A) to continue such Eurodollar Rate Loan or any portion thereof for an additional Interest Period on the last day of the Interest Period applicable thereto and (B) to convert such Eurodollar Rate Loan or any portion thereof into a Base Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 2.16(a), and (ii) in the case of Base Rate Loans, to convert such Base Rate Loans or any portion thereof into Eurodollar Rate Loans at any time on any Business Day upon 3 Business Days’ prior notice; provided, however, that, (x) for each Interest Period, the aggregate amount of Eurodollar Rate Loans having such Interest Period must be an integral multiple of $1,000,000 and (y) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans shall be permitted at any time at which (1) an Event of Default shall be continuing and the Administrative Agent or the Required Lenders shall have determined in their sole discretion not to permit such conversions or continuations or (2) such continuation or conversion would be made during a suspension imposed by Section 2.15.

(b) Procedure. Each such election shall be made by giving the Administrative Agent at least 3 Business Days’ prior notice in substantially the form of Exhibit E (a “Notice of Conversion or Continuation”) duly completed. The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. If the Administrative Agent does not receive a timely Notice of Conversion or Continuation from the Borrower containing a permitted election to continue or convert any Eurodollar Rate Loan, then, upon the expiration of the applicable Interest Period, such Term Loan shall be automatically converted to a Base Rate Loan. Each partial conversion or continuation shall be allocated ratably among the Lenders in the Term Facility in accordance with their Pro Rata Share.

Section 2.11 Fees. The Borrower shall pay to the Administrative Agent and its Related Persons its reasonable and customary fees and expenses in connection with any payments made pursuant to Section 2.16(a).

Section 2.12 Application of Payments. (a) Application of Voluntary Prepayments. Unless otherwise provided in this Section 2.12 or elsewhere in any Loan Document, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied to repay the Obligations.

(b) Application of Mandatory Prepayments. Subject to the provisions of clause (c) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrower to the Administrative Agent pursuant to Section 2.8(a) or any other prepayment of the Obligations required to be applied in accordance with this clause (b) shall be applied to repay the outstanding Principal Balance of the Term Loans and any partial prepayment shall be applied to the remaining installments of the Term Loans in the inverse order of their amortization.

(c) Application of Payments During an Event of Default. The Borrower hereby irrevocably waives, and agrees to cause the other Group Member to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that, notwithstanding the provisions of clause (a) above, the Administrative Agent may, and, upon either (A) the direction of the Required Lenders or (B) the termination of any Commitment or the acceleration of any Obligation pursuant to Section 9.2, shall, apply all payments in respect of any Obligation, all funds on deposit in the Restricted Payment Account and all other proceeds of Collateral (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent, (ii) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders, (iii) third, to pay interest then due and payable in respect of the Term Loans, (iv) fourth, to repay the outstanding Principal Balance of the Term Loans, and (v) fifth, to the ratable payment of all other Obligations.

(d) Application of Payments Generally. All repayments of any Term Loans shall be applied first, to repay such Term Loans outstanding as Base Rate Loans and then, to repay such Term Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods. If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.12, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations. Any priority level set forth in this Section 2.12 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

Section 2.13 Payments and Computations. (a) Procedure. The Borrower shall make each payment under any Loan Document not later than 11:00 a.m. on the day when due to the Administrative Agent by wire transfer to the following account (or at such other account or by such other means to such other address as the Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

ABA No. 021-001-033

Account Number 502-78-772

Deutsche Bank Trust Company Americas, New York, New York

Account Name: GECC/CAF Depository,

Reference: EF22771-SemCrude Pipeline, L.L.C.

The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.12. The Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim. Payments received by the Administrative Agent after 11:00 a.m. shall be deemed to be received on the next Business Day.

(b) Computations of Interests and Fees. All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days (or, in the case of Base Rate Loans whose interest rate is calculated based on the rate set forth in clause (a) of the definition of “Base Rate”, 365/366 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a Eurodollar Rate or Base Rate in accordance with the definitions of “Eurodollar Rate” and “Base Rate”, respectively) and shall be conclusive, binding and final for all purposes, absent manifest error.

(c) Payment Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.

(d) Advancing Payments. Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans under the Term Facility) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

Section 2.14 Evidence of Debt. (a) Records of Lenders. Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, each Lender having sold a participation in any of its Obligations or having identified an SPV as such to the Administrative Agent, acting as agent of the Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as such Lender shall notify the Borrower) a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant and SPV in any Obligation, in any Commitment and in any right to receive any payment hereunder.

(b) Records of Administrative Agent. The Administrative Agent, acting as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.14, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as the Administrative Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent and each Lender in the Term Loans Credit Outstandings, each of their obligations under this Agreement to participate in each Term Loan, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Section 2.18 (Substitution of Lenders) and Section 11.2 (Assignments and Participations; Binding Effect)), (2) the Commitments of each Lender, (3) the amount of each Term Loan and each funding of any participation described in clause (A) above, for Eurodollar Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, and (5) any other payment received by the Administrative Agent from the Borrower and its application to the Obligations.

(c) Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Term Loans (including any Notes evidencing such Term Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Term Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.14 and Section 11.2 shall be construed so that the Term Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d) Prima Facie Evidence. The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of the Borrower to repay the Term Loans in accordance with their terms. In addition, the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower, the Administrative Agent, or such Lender at any reasonable time and from time to time upon reasonable prior notice. No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Administrative Agent.

(e) Notes. Upon any Lender’s request, the Borrower shall promptly execute and deliver Notes to such Lender evidencing the Term Loans of such Lender substantially in the form of Exhibit C; provided, however, that only one Note shall be issued to each Lender, except (i) to an existing Lender exchanging existing Notes to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Notes, and (ii) in the case of loss, destruction or mutilation of existing Notes and similar circumstances. Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Term Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.

Section 2.15 Suspension of Eurodollar Rate Option. Notwithstanding any provision to the contrary in this Article II, the following shall apply:

(a) Interest Rate Unascertainable, Inadequate or Unfair. In the event that (A) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate is determined or (B) the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Term Loans for such Interest Period, the Administrative Agent shall promptly so notify the Borrower and the Lenders, whereupon the obligation of each Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until the Administrative Agent shall notify the Borrower that the Required Lenders have determined that the circumstances causing such suspension no longer exist.

(b) Illegality. If any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, the obligation of such Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until such Lender shall, through the Administrative Agent, notify the Borrower that it has determined that it may lawfully make Eurodollar Rate Loans.

(c) Effect of Suspension. If the obligation of any Lender to make or to continue Eurodollar Rate Loans is suspended, (A) the obligation of such Lender to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, (B) such Lender shall make a Base Rate Loan at any time such Lender would otherwise be obligated to make a Eurodollar Rate Loan, (C) the Borrower may revoke any pending Notice of Borrowing or Notice of Conversion or Continuation to make or continue any Eurodollar Rate Loan or to convert any Base Rate Loan into a Eurodollar Rate Loan and (D) each Eurodollar Rate Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current Interest Period thereof) be converted into a Base Rate Loan.

Section 2.16 Breakage Costs; Increased Costs; Capital Requirements. (a) Breakage Costs. The Borrower shall compensate each Lender, upon demand from such Lender to such Borrower (with copy to the Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the Eurodollar Rate Loans of such Lender to the Borrower but excluding any loss of the Applicable Margin on the relevant Term Loans) that such Lender may incur (A) to the extent, for any reason other than solely by reason of such Lender being a Non-Funding Lender, a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation or in a similar request made by telephone by the Borrower, (B) to the extent any Eurodollar Rate Loan is paid (whether through a scheduled, optional or mandatory prepayment) or converted to a Base Rate Loan (including because of Section 2.15) on a date that is not the last day of the applicable Interest Period or (C) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. For purposes of this clause (a), each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it using a matching deposit or other borrowing in the London interbank market.

(b) Increased Costs. If at any time any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority shall have the effect of (i) increasing the cost to such Lender of making, funding or maintaining any Eurodollar Rate Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit or (ii) imposing any other cost to such Lender with respect to compliance with its obligations under any Loan Document, then, upon demand by such Lender (with copy to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such increased cost.

(c) Increased Capital Requirements. If at any time any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or any similar requirement (in each case other than any imposition or increase of Eurodollar Reserve Requirements) shall have the effect of reducing the rate of return on the capital of such Lender (or any corporation controlling such Lender) as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of such Lender or corporation, such Lender or corporation could have achieved but for such adoption or change, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction.

(d) Compensation Certificate. Each demand for compensation under this Section 2.16 shall be accompanied by a certificate of the Lender claiming such compensation, setting forth the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 2.17 Taxes. (a) Payments Free and Clear of Taxes. Except as otherwise provided in this Section 2.17, each payment by the Borrower under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) and (ii) below, the “Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) or (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to clause (f) below.

(b) Gross-Up. If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 2.17), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the Borrower shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment; provided, however, that no such increase shall be made with respect to, and the Borrower shall not be required to indemnify any such Secured Party pursuant to clause (d) below for, withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Secured Party became a “Secured Party” under this Agreement in the capacity under which such Secured Party makes a claim under this clause (b), except in each case to the extent such Secured Party is a direct or indirect assignee (other than pursuant to Section 2.18 (Substitution of Lenders)) of any other Secured Party that was entitled, at the time the assignment of such other Secured Party became effective, to receive additional amounts under this clause (b).

(c) Other Taxes. In addition, the Borrower agrees to pay, and authorizes the Administrative Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within 30 days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.11, the original or a certified copy of a receipt evidencing payment thereof.

(d) Indemnification. The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of the Administrative

Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Administrative Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e) Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f) Tax Forms. (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Administrative Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(i) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(ii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Administrative Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Administrative Agent.

Section 2.18 Substitution of Lenders. (a) Substitution Right. In the event that any Lender that is not an Affiliate of the Administrative Agent (an “Affected Lender”), (i) makes a claim under clause (b) (Increased Costs) or (c) (Increased Capital Requirements) of Section 2.16, (ii) notifies the Borrower pursuant to Section 2.15(b) (Illegality) that it becomes illegal for such Lender to continue to fund or make any Eurodollar Rate Loan in the Term Facility, (iii) makes a claim for payment pursuant to Section 2.17(b) (Gross-Up), (iv) becomes a Non-Funding Lender with respect to the Term Facility or (v) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders in the Term Facility, the Borrower may either pay in full such Affected Lender with respect to amounts due in the Term Facility with the consent of the Administrative Agent or substitute for such Affected Lender in the Term Facility any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent and, if no Event of Default has occurred and is continuing and if the proposed substitute Person is a Competitor, the Borrower (in each case, a “Substitute Lender”).

(b) Procedure. To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender under the Term Facility, the Borrower shall deliver a notice to the Administrative Agent and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by the Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender with respect to the Term Facility, and (ii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 11.2(c) and (B) an assumption agreement in form and substance satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Commitment of the Affected Lender under the Term Facility.

(c) Effectiveness. Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full in the Term Facility, such Affected Lender’s Commitments in the Term Facility shall be terminated and (ii) in the case of any substitution in the Term Facility, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents with respect to the Term Facility, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitments, (B) the Substitute Lender shall become a “Lender” hereunder having a Commitment in the Term Facility in the amount of such Affected Lender’s Commitment in the Term Facility and (C) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession with respect to the Term Facility; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

ARTICLE 3

CONDITIONS TO LOANS

Section 3.1 Conditions Precedent to Term Loans. The obligation of each Lender to make any Term Loan on the Closing Date is subject to the satisfaction or due waiver of each of the following conditions precedent on or before November 30, 2009.

(a) Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and each Lender:

(i) this Agreement duly executed by the Borrower and, for the account of each Lender having requested the same by notice to the Administrative Agent and the Borrower received by each at least 3 Business Days prior to the Closing Date (or such later date as may be agreed by the Borrower), Notes in the Term Facility conforming to the requirements set forth in Section 2.14(e);

(ii) the Security Agreement, duly executed by the Borrower, together with (A) copies of UCC, Intellectual Property and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Administrative Agent in the Collateral, in each case as may be reasonably requested by the Administrative Agent, (B) all documents representing all Securities being pledged pursuant to the Security Agreement and related undated powers or endorsements duly executed in blank, (C) all Control Agreements that, in the reasonable judgment of the Administrative Agent, are required for the Borrower to comply with the Loan Documents as of the Closing Date, each duly executed by, in addition to the Borrower, the applicable financial institution and (D) the Project Contract Consents;

(iii) duly executed favorable opinions of counsel to the Borrower, addressed to the Administrative Agent and the Lenders and addressing such matters of New York, Delaware, Oklahoma and federal law as the Administrative Agent may reasonably request;

(iv) a copy of each Constituent Document of each Group Member that is on file with any Governmental Authority in any jurisdiction, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Group Member in such jurisdiction and each other jurisdiction where such Group Member is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates);

(v) a certificate of a Responsible Officer of the Borrower in charge of maintaining books and records of the Borrower certifying as to (A) the names and signatures of each officer of the Borrower authorized to execute and deliver any Loan Document, (B) the Constituent Documents of each Group Member attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (iv) above, that there have been no changes from such Constituent Document so delivered) and (C) the resolutions of the Borrower’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which the Borrower is a party;

(vi) a certificate of a Responsible Officer of the Borrower to the effect that (A) the Borrower, on a Consolidated basis with White Cliffs, is Solvent after giving effect to the Term Loans, the application of the proceeds thereof in accordance with Section 7.9, and the payment of all estimated legal, accounting and other fees and expenses related hereto and thereto, (B) attached thereto are complete and correct copies of each Related Document; (C) all Necessary Governmental Approvals have been obtained and are in full force and effect on and as of the Closing Date and (D) all Necessary Land Rights have been obtained and are in full force and effect and in the name of White Cliffs on and as of the Closing Date;

(vii) insurance certificates in form and substance satisfactory to the Administrative Agent demonstrating that the insurance policies required by Section 7.5 are in full force and effect and have all endorsements required by such Section 7.5;

(viii) [Reserved;]

(ix) the Initial Projections in form and substance satisfactory to the Administrative Agent;

(x) a Consent executed by each of the Project Partners in substantially the form of Exhibit F and, except for the SemCrude Energy Partners Cushing Consent which shall be delivered in accordance with Section 7.20, a Project Contract Consent executed by each of the counterparties to the Material Project Documents in substantially the form of Exhibit B;

(xi) a connection agreement of SemCrude, L.P. and SemGroup Energy Partners, L.P. for the handling of crude oil at its facilities in Cushing, Oklahoma sufficient for White Cliffs to comply with Section 4 of the Pipeline Agreement and any similar obligation of White Cliffs under any Throughput Agreement (the “Cushing Agreement”);

(xii) an agreement of SemCrude, L.P. for the handling of crude oil at its truck unloading facilities in Platteville Station sufficient for White Cliffs to comply with its obligations under any Throughput Agreement (the “Platteville Agreement”);

(xiii) copies of all Related Documents, in form and substance satisfactory to the Administrative Agent, including the O&M Agreement; and

(xiv) such other documents and information as any Lender through the Administrative Agent may reasonably request.

(b) Fee and Expenses. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, its Related Persons or any Lender, as the case may be, all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Closing Date.

(c) Capital Structure. The Administrative Agent shall have received the Corporate Chart and the organizational structure and capital structure of the Borrower and its Subsidiaries shall be as set forth on the Corporate Chart.

(d) No Litigation. No litigation, arbitration or similar proceeding shall be pending or threatened against any Group Member or the Pipeline System other than the pending condemnations and other matters with respect to the Necessary Land Approvals listed in Schedule 4.16, and pending and potential litigation relating to the items listed on Schedule 4.7 and Schedule 8.2; and, there shall be no litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or make illegal the making of the Term Loan on the terms set forth herein.

(e) Due Diligence Matters. The Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries, including, a review of their properties and business operations and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the proposed financing. Without limiting the foregoing, the Administrative Agent shall have received or reviewed copies of all Necessary Governmental Approvals and all Necessary Land Rights, except to the extent copies do not exist.

(f) Insurance. The Administrative Agent shall have received certificates or binders evidencing that all the liability, casualty, business interruption and other customary insurance required to be maintained by the Borrower and White Cliffs is in effect on the date hereof, naming the Administrative Agent as loss payee and additional insured with respect to the coverage applicable to each of the Borrower and White Cliffs.

(g) Plan of Reorganization. The plan of reorganization of SemCrude, L.P., its parent, SemGroup, L.P., and certain subsidiaries of SemGroup, L.P. (including the Borrower) (the “Reorganization Plan”), and the transactions contemplated thereby along with any documents executed in connection therewith, shall have been confirmed by the U.S. Bankruptcy Court for the District of Delaware pursuant to an order of such Bankruptcy Court, and such order shall be in full force and effect in all respects, and there shall be no supplement, modification or amendment to any of the foregoing without the prior written consent of the Administrative Agent. All conditions precedent to the effectiveness of the Reorganization Plan shall have been satisfied (or waived in accordance with the Reorganization Plan with the consent of the Administrative Agent); and the Plan of Reorganization shall have been consummated and implemented.

(h) White Cliffs Assets. The Administrative Agent shall have received satisfactory evidence of the following matters with respect to the assets of White Cliffs on or prior to the Closing Date:

(i) SemCrude, L.P. shall have transferred and contributed to White Cliffs all assets relating to the Pipeline System that were purchased by SemCrude, L.P., as contemplated by the Transfer and Contribution Agreement dated as of July 1, 2007;

(ii) White Cliffs shall have completed construction of the oil storage facilities in Weld County, Colorado, as required by Section 2 of the Pipeline Agreement;

(iii) White Cliffs shall have adequate rights pursuant to a written agreement satisfactory to the Administrative Agent to use the Platteville Station;

(iv) White Cliffs shall have adequate rights pursuant to a written agreement satisfactory to the Administrative Agent to connect to and use the Cushing Station;

(v) White Cliffs shall have all Necessary Governmental Approvals required for the ownership, operation and maintenance of the Pipeline System; and

(vi) All contracts for the construction of, and procurement of materials and services for the Pipeline System shall have been fully performed, and SemCrude, L.P. shall have transferred and assigned all warranty rights thereunder to White Cliffs.

(i) Construction Loan Agreement; Expenses. The Administrative Agent shall have received on or prior to the Closing Date evidence, in form and substance satisfactory to the Administrative Agent and each Lender, that (a) all principal amounts, all accrued interest pursuant to Section 2.9 of the Construction Loan Agreement, and all other amounts outstanding under the Construction Loan Agreement, and (b) all fees and expenses payable to or for the account of the Administrative Agent or any Lender under this Agreement, including the fees and expenses of the Lenders’ consultants and legal counsel, have been paid in full.

(j) Base Throughput Agreements. Each of the Base Throughput Agreements shall be in full force and effect.

(k) Restricted Payment Account. The Administrative Agent shall have received on or prior to the Closing Date evidence, in form and substance satisfactory to the Administrative Agent and each Lender, that Restricted Payment Account has been established in accordance with the terms of this Agreement, and such Restricted Payment Account shall have been funded with the CapEx Reserve and the Litigation Reserve on the Closing Date in the initial amounts set forth in the respective definitions thereof.

(l) Representations and Warranties; No Defaults. The following statements shall be true, both before and after giving effect to the Term Loan: (i) the representations and warranties set forth in any Loan Document shall be true and correct on and as of the Closing Date or, to the extent any such representations or warranties expressly relate to an earlier date, on and as of such earlier date, and (ii) no Default shall be continuing or would result from the making of the Term Loan.

Section 3.2 Determinations of Initial Borrowing Conditions. For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to the Closing Date, the Administrative Agent receives notice from such Lender specifying such Lender’s objections and such Lender has not made available its Pro Rata Share of any Borrowing scheduled to be made on the Closing Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into the Loan Documents, the Borrower represents and warrants to each of them each of the following:

Section 4.1 Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary except where the failure to be so qualified shall would not, in the aggregate, have a Material Adverse Effect; (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance in all material respects with all Necessary Governmental Approvals and other applicable Requirements of Law and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business; provided that the foregoing clauses (e) and (f) shall not apply to compliance with or Permits, filings or notices under or pursuant to Environmental Laws, which shall be governed by Section 4.14.

Section 4.2 Loan and Related Documents.

(a) Power and Authority. The execution, delivery and performance by the Borrower of the Loan Documents, the execution, delivery and performance by each Group Member of the Related Documents to which it is a party, and the consummation of transactions contemplated in the Loan Documents and the Related Documents (i) are within each Group Member’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene any Constituent Documents of any Group Member, (B) violate any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Group Member (including other Related Documents or Loan Documents) or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Group Member and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than with respect to the Loan Documents, (A) the filings required to perfect the Liens created by the Loan Documents, and (B) those listed on Schedule 4.2(a) and that have been obtained or made, copies of which have been, or will be prior to the Closing Date, delivered to the Administrative Agent, and each of which on the Closing Date will be in full force and effect. Schedule 4.2(b) sets forth a true and complete list of all Necessary Governmental Approvals and all such Necessary Governmental Approvals are in full force and effect.

(b) Due Execution and Delivery. From and after its delivery to the Administrative Agent, each Loan Document and Related Document has been duly executed and delivered to the other parties thereto by any Group Member thereto, is the legal, valid and binding obligation of such Group Member and is enforceable against such Group Member in accordance with its terms.

(c) Related Documents. Each representation and warranty in each Related Document is true and correct in all material respects and no default, or event that, with the giving of notice or lapse of time or both, would constitute a default, has occurred and is continuing thereunder.

Section 4.3 Ownership of Group Members. The Borrower has no Subsidiaries and holds no investments in any other Person and conducts no business other than its ownership of 99.17% of the limited liability membership interest in White Cliffs (as reduced by any Permitted Option Transfer after the Closing Date) and its ownership of 100% of the limited liability company interests in the Unrestricted Subsidiary. Such ownership interest in White Cliffs is owned beneficially and of record by the Borrower free and clear of all Liens other than the security interests created by the Loan Documents, and is subject to no Stock Equivalent or other right or encumbrance, other than the Permitted Options. There are no Contractual Obligations or other understandings to which any Group Member is a party with respect to (including any restriction on) the issuance, voting, Sale or pledge of any Stock or Stock Equivalent of any Group Member, other than, with respect to White Cliffs, restrictions on the transfer and encumbrance of Stock or Stock Equivalents pursuant to the Constituent Documents of White Cliffs.

Section 4.4 Initial Projections. As of the Closing Date, the Initial Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of conditions and facts known to the Borrower as of such time and reflect the good faith, reasonable and fair estimates by the Borrower of the information projected therein for the period set forth therein.

Section 4.5 Material Adverse Effect. There have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.

Section 4.6 Solvency. Both before and after giving effect to (a) the Term Loans made on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Term Loans, (c) the consummation of the transaction contemplated by the Related Documents and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower is Solvent.

Section 4.7 Litigation. Except for pending and potential litigation relating to matters listed on Schedule 4.7, Schedule 4.16 and Schedule 8.2, there are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with, by or before any Governmental Authority.

Section 4.8 Taxes. All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

Section 4.9 Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of, and no proceeds of any Term Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.10 No Burdensome Obligations; No Defaults. No Group Member is a party to any Contractual Obligation, no Group Member has Constituent Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect. No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group Member. The Borrower is not party to any Contractual Obligations other than the White Cliffs LLC Agreement and the O&M Agreement (under which the Borrower has certain limited obligations).

Section 4.11 Investment Company Act. No Group Member is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940.

Section 4.12 Labor Matters. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member. Except as set forth on Schedule 4.12, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member and (c) no such representative has sought certification or recognition with respect to any employee of any Group Member. No Group Member has ever had or currently has any employees.

Section 4.13 ERISA. Schedule 4.13 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except as set forth on Schedule 4.13, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Group Member incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

Section 4.14 Environmental Matters. Except as set forth on Schedule 4.14, (a) the operations of each Group Member are and have been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining and complying in all material respects with all Permits required by any applicable Environmental Law, which Permits are final and non-appealable, and no such Permit is subject to any threat of revocation, suspension or requires amendment or modification, (b) no Group Member is party to, and no Group Member and no real property currently (or to the knowledge of any Group Member previously) owned, leased, subleased, operated or otherwise occupied by or for any Group Member is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Group Member, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, in the aggregate, are not reasonably likely to result in Material Environmental Liabilities, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Group Member and, to the knowledge of any Group Member, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Group Member has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any Group Member and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities, (e) no Group Member (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Material Environmental Liabilities and (f) each Group Member has made available to the Administrative Agent copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

Section 4.15 Intellectual Property. Each Group Member owns or licenses all Intellectual Property that is necessary for the operations of its businesses. To the knowledge of each Group Member, (a) the conduct and operations of the businesses of each Group Member does not infringe, misappropriate, dilute, violate or otherwise impair in any material respect any Intellectual Property owned by any other Person and (b) no other Person has contested any material right, title or interest of any Group Member in, or relating to, any Intellectual Property. In addition, (x) there are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with respect to, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority, no settlement agreement or similar Contractual Obligation has been entered into by any Group Member, with respect to and (z) no Group Member knows or has any reason to know of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation or impairment or contest, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect.

Section 4.16 Title; Real Property, Necessary Land Rights. Except for the rights of ways (and the status thereof) described in Schedule 4.16, White Cliffs has (i) good and defensible title to all rights of way and easements (including any all such rights of way and easements that comprise part of the Necessary Land Rights), (ii) good and marketable title to all owned real property (including any all such fee property that comprise part of the Necessary Land Rights), and (iii) valid leasehold interests in all leased real property (including any all such leasehold interests that comprise part of the Necessary Land Rights), and owns all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower and that is necessary for the operation of the Pipeline System as currently operated by White Cliffs and as contemplated by the Material Project Documents, and none of such property is subject to any Lien except Customary Permitted Liens. Except for the matters listed in Schedule 4.16, White Cliffs has all Necessary Land Rights for the ownership and operation of the Pipeline System. The Borrower does not own or lease any real property. None of the documents relating to the Necessary Land Rights or the Necessary Governmental Approvals requires the consent of any third party for any change in ownership or change in control of White Cliffs. All property and assets relating to the Pipeline System that were purchased by SemCrude, L.P., SemGroup, L.P. or the Borrower were purchased on behalf of White Cliffs and have been transferred and contributed to White Cliffs prior to the Closing Date, other than the Platteville Station.

Section 4.17 Full Disclosure. The information prepared or furnished by or on behalf of any Group Member in connection with any Loan Document or Related Document (including the information contained in any Financial Statement or Disclosure Document) or any other transaction contemplated therein, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount. All projections that are part of such information are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein. All facts known to any Group Member and material to an understanding of the financial condition, business, property or prospects of the Group Member taken as one enterprise have been disclosed to the Lenders.

Section 4.18 Purpose; Business. No Group Member has conducted or is conducting any business, activities or operations other than relating or incidental to the development, ownership, engineering, construction, start-up, testing, financing, hedging, use operation and maintenance of the Pipeline System.

Section 4.19 Patriot Act. No Group Member (and, to the knowledge of each Group Member, no joint venture or subsidiary thereof) is in violation in any material respects of any United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the Patriot Act.

Section 4.20 Perfected Liens. The provisions of the Security Documents are effective to create in favor of the Administrative Agent for the benefit of the Lenders a legal, valid and enforceable first priority Lien on all right, title and interest of the Borrower in its personal property, including its interest in the Related Documents and in the Stock of White Cliffs. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Loan Documents from time to time, no filing or other action will be necessary to perfect or protect such Liens.

Section 4.21 Maintenance and Operation of Assets. All of the pipelines or facilities and other tangible assets owned, leased or used by any Group Member in the conduct of their respective businesses, to the extent acquired and of actual construction, are (a) insured to the extent and in a manner required by Section 7.5, (b) structurally sound with no known material structural defects, (c) in good operating condition and repair, subject to ordinary wear and tear, (d) not in need of maintenance or repair except for ordinary, routine maintenance and repair the cost of which is immaterial, (e) sufficient for the operation of the businesses of White Cliffs when taken together with all other assets to be acquired for the operation of the Pipeline System, (f) in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations) relating thereto, and (g) except for the Platteville Station, held in the name of White Cliffs.

Section 4.22 Material Project Documents. A true and complete copy of each Material Project Document (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any, and any and all amendments or modifications thereto) in each case as currently in effect, has been delivered to the Administrative Agent by the Borrower. Except as has been previously disclosed in writing to the Administrative Agent, as of the Closing Date, none of the Material Project Documents have been amended, modified or terminated. Each of the Material Project Documents is in full force and effect and no defaults have occurred and are continuing thereunder. The Material Project Documents constitute all of the agreements necessary for the ownership and operation of the Pipeline System as currently operated by White Cliffs.

Section 4.23 Indebtedness. Except for the Material Project Documents and the Loan Documents, no Group Member (and, to the knowledge of each Group Member, no joint venture or subsidiary thereof) is a party to any contract, indenture, mortgage, instrument or other agreement that evidences or secures Indebtedness of any Group Member.

Section 4.24 Bank and Securities Accounts. Schedule 4.24 sets forth all of the Borrower’s banks and securities intermediaries where funds are held or deposited, including their addresses and the relevant account numbers.

Section 4.25 Engineering, Procurement and Construction Contracts; Pipeline Completion; FERC Tariffs. Each of the Engineering, Procurement and Construction Contracts is listed on Schedule 4.25 and, except as set forth on Schedule 4.25, (a) all obligations thereunder have been fully performed and satisfied, and (b) are no longer in effect. All tariffs and other charges provided for under each Throughput Agreement are properly chargeable under applicable FERC regulations, and are not subject to suspension, protest, or refund. No Group Member has received any notice, motion, protest, claim, or assertion of any kind asserting that the tariff or the rates provided therein is unlawful, unjust, unreasonable, or unduly discriminatory or preferential, or is otherwise ineffective. White Cliffs has completed construction of the oil storage facilities in Weld County, Colorado, as required by Section 2 of the Pipeline Agreement. SemCrude, L.P. has transferred and contributed to White Cliffs all assets relating to the Pipeline System that were purchased by SemCrude, L.P., as contemplated by the Transfer and Contribution Agreement dated as of July 1, 2007. The Commencement Date under each of the Throughput Agreements occurred on June 1, 2009.

Section 4.26 Non-Affiliated Persons. The Borrower is not an Affiliate of (i) SemGroup Energy Partners, or of (ii) SemGroup Crude Storage.

Section 4.27 Division of Manifold. Once division of the manifold is complete at the Cushing Station, White Cliffs will own all equipment up to the upstream flange of the 12-inch SemCrude, L.P. manifold valve. Division of the manifold shall be completed as soon as practicable. After division of the manifold is complete, the Borrower will no longer require use of the portion of the manifold owned by SemGroup Energy Partners for crude oil to be shipped to the Cushing Station.

ARTICLE 5

FINANCIAL COVENANTS

The Borrower agrees with the Lenders and the Administrative Agent to the following, commencing on March 31, 2010 and continuing thereafter for as long as any Obligation or any Commitment remains outstanding:

Section 5.1 Total Leverage Ratio. The Borrower shall not permit, as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2010, the Total Leverage Ratio as of such date, to exceed the ratios set forth across from each correlative period in the table below:

Fiscal Quarter Ending:	Ratio
March 31, 2010	5.00 to 1
June 30, 2010	4.75 to 1
September 30, 2010	4.75 to 1
December 31, 2010	4.50 to 1
March 31, 2011 and fiscal-quarter end thereafter	3.50 to 1

Section 5.2 Debt Service Coverage Ratio. The Borrower shall have, as of the last day of any Computation Period, commencing with the Computation Period ending March 31, 2010, a Debt Service Coverage Ratio as of such date, that equals or exceeds the ratios set forth across from each correlative period in the table below:

Fiscal Quarter Ending:	Ratio
March 31, 2010	1.05 to 1
June 30, 2010	1.05 to 1
September 30, 2010	1.05 to 1
December 31, 2010	1.05 to 1
March 31, 2011	1.10 to 1
June 30, 2011	1.10 to 1
September 30, 2011	1.10 to 1
December 31, 2011	1.10 to 1
March 31, 2012	1.15 to 1
June 30, 2012	1.15 to 1
September 30, 2012	1.15 to 1
December 31, 2012	1.15 to 1
March 31, 2013 and each fiscal-quarter end thereafter	1.20 to 1

ARTICLE 6

REPORTING COVENANTS

The Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 6.1 Financial Statements. The Borrower shall deliver to the Administrative Agent each of the following:

(a) Monthly Reports. Commencing with the fiscal month ended November 30, 2009, and as soon as available, and in any event within 60 days after the end of the fiscal month ended November 30, 2009 and 45 days after the end of each of the first two fiscal months in each Fiscal Quarter thereafter, (i) the Consolidated unaudited balance sheet of the Group Members as of the close of such fiscal month and related Consolidated statements of income and cash flow for such fiscal month and that portion of the Fiscal Year ending as of the close of such fiscal month, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of the Group Members as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments), and (ii) a schedule setting forth in comparative form the figures for the aforesaid fiscal monthly report, the figures for the corresponding period in the prior Fiscal Year, if applicable, and the figures contained in the applicable Annual Operating Budgets, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the comparative figures.

(b) Quarterly Reports. Commencing with the Fiscal Quarter ended March 31, 2010, and as soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (i) the Consolidated unaudited balance sheet of the Group Members as of the close of such Fiscal Quarter and related Consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of the Group Members as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments), and (ii) a schedule setting forth in comparative form the figures for the aforesaid Fiscal Quarter report, the figures for the corresponding period in the prior Fiscal Year, if applicable, and the figures contained in the applicable Annual Operating Budgets, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the comparative figures.

(c) Annual Reports. Commencing with the Fiscal Year ended December 31, 2009, and as soon as available, and in any event within 135 days after the end of Fiscal Year ended 2009 and 120 days after the end of each Fiscal Year thereafter, the Consolidated balance sheet of the Group Members as of the end of such year and related Consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with a certification by the Group Members’ Accountants that (i) such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Group Members as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern and without any other similar qualification and (ii) in the course of the regular audit of the businesses of the Group Members, which audit was conducted in accordance with the standards of the American Institute Certified Public Accountants (or any successor entity), such Group Members’ Accountants have obtained no knowledge that a Default in respect of any financial covenant contained in Article V is continuing or, if in the opinion of the Group Members’ Accountants such a Default is continuing, a statement as to the nature thereof.

(d) [Reserved.]

(e) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, a Compliance Certificate duly executed by a Responsible Officer of the Borrower that, among other things, (i) demonstrates compliance with the financial covenants contained in Article 5 (to the extent then applicable) and (ii) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto.

(f) Collateral Updates. As part of the Compliance Certificate delivered pursuant to clause (e), each in form and substance satisfactory to the Administrative Agent, a certificate by a Responsible Officer of the Borrower that (i) the Borrower has delivered all documents (including updated schedules as to locations of Collateral and acquisition of Intellectual Property or real property) they are required to deliver pursuant to any Loan Document on or prior to the date of delivery of such Compliance Certificate and (ii) complete and correct copies of all documents modifying any term of any Constituent Document of any Group Member on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate.

(g) [Reserved.]

(h) Management Discussion and Analysis. Together with each delivery of any Financial Statement pursuant to clause (c) above, a discussion and analysis of the financial condition and results of operations of the Group Members for the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Annual Operating Budgets for such Fiscal Year and the figures for the previous Fiscal Year.

(i) Audit Reports, Management Letters, Etc. Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements.

(j) Insurance. Together with each delivery of any Compliance Certificate, each in form and substance satisfactory to the Administrative Agent and certified as complete and correct by a Responsible Officer of the Borrower, (i) certification that no change has occurred with respect to insurance coverage of any Group Member since the date of the prior Compliance Certificate or (ii) a summary of any changes in insurance coverage maintained as of the date thereof by any Group Member, together with such other related documents and information as the Administrative Agent may reasonably require.

(k) Related Documents. Promptly after delivery or receipt thereof, (i) copies of all material notices or document given or received by a Group Member pursuant to any of the Related Documents, other than routine notices given or received in the ordinary course of business, or (ii) any change order under any Engineering, Procurement or Construction Contract or any proposal or request for such a change order, or (iii) notification of (or promptly after any Group Member otherwise has actual knowledge of) any event of force majeure or similar event under any Related Contract, or (iv) any new Related Document or any modification or replacement of any existing Related Document (but the foregoing is not intended to permit any Related Documents or any amendment or replacement of any existing Related Document otherwise prohibited by this Agreement.

(l) Necessary Approvals and Land Documents. Promptly after receipt thereof copies of any Necessary Governmental Approvals or Necessary Land Rights obtained by a Group Member after the Closing Date.

Section 6.2 Other Events. The Borrower shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it: (a)(i) any Default and (ii) any event that would have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) any event (other than any event involving loss or damage to property) reasonably expected to result in a mandatory payment of the Obligations pursuant to Section 2.8, stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof, (c) the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or any property of any Group Member that (i) seeks injunctive or similar relief, (ii) in the reasonable judgment of the Borrower, exposes any Group Member to liability in an aggregate amount in excess of $250,000 or (iii) if adversely determined would have a Material Adverse Effect, (d) the acquisition of any material real property or the entering into any material lease, and (e) any termination, revocation, suspension or material modification of any Necessary Governmental Approval.

Section 6.3 Copies of Notices and Reports. The Borrower shall promptly deliver to the Administrative Agent copies of each of the following: (a) all reports that any Group Member transmits to its security holders generally, (b) all documents that any Group Member files with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions, (c) all material notices that any Group Member sends to, or received from, any Governmental Authority having jurisdiction over any aspect of the use, operation, maintenance or preservation of the Pipeline System, (d) all press releases not made available directly to the general public, (e) any material document transmitted or received pursuant to, or in connection with, any Related Document, and (f) any material document transmitted or received pursuant to, or in connection with, any Contractual Obligation governing Indebtedness of any Group Member.

Section 6.4 Taxes. The Borrower shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it: (a) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (b) the creation of any material Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any material adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise.

Section 6.5 Labor Matters. The Borrower shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing), promptly after, and in any event within 30 days after any Responsible Officer of any Group Member knows or has reason to know of it: (a) the commencement of any material labor dispute to which any Group Member is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities and (b) the incurrence by any Group Member of any Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any plant or other facility of any such Person.

Section 6.6 ERISA Matters. The Borrower shall give the Administrative Agent (a) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (b) promptly, and in any event within 10 days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

Section 6.7 Environmental Matters.

(a) The Borrower shall provide the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed by the Administrative Agent in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it (and, upon reasonable request of the Administrative Agent, documents and information in connection therewith): (i)(A) unpermitted Releases, (B) the receipt by any Group Member of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under any Environmental Law (including the threat of revocation, suspension, or material modification of any Permit related to a Pipeline System), (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of $100,000 or (ii) the receipt by any Group Member of notification that any property of any Group Member is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities.

(b) Upon request of the Administrative Agent, the Borrower shall provide the Administrative Agent a report containing an update as to the status of any environmental, health or safety compliance, hazard or liability issue identified in any document delivered to any Secured Party pursuant to any Loan Document or as to any condition reasonably believed by the Administrative Agent to result in Environmental Liabilities in excess of $100,000.

Section 6.8 Throughput Reports. The Borrower shall give the Administrative Agent (a) on the first Business Day of each month, copies of all monthly invoices sent the month prior in accordance with any Throughput Agreement, and (b) commencing with the month ended November 30, 2009, and as soon as available, and in any event within 45 days after the end of each month thereafter, a monthly report in the form of Schedule 6.8 summarizing oil receipts for delivery indicating the quantity of crude oil delivered during the immediately preceding month and on a cumulative year-to-date basis to the Platteville Station and from the Cushing Station, respectively and a summary of information regarding any environmental, health and safety or permit/regulatory compliance issues, any pipeline releases, any safety audits, the status of any maintenance projects, and quality of oil shipped.

Section 6.9 Other Information. The Borrower shall provide the Administrative Agent with such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Group Member as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE 7

AFFIRMATIVE COVENANTS

The Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 7.1 Maintenance of Corporate Existence. The Borrower shall, and shall cause White Cliffs to, (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Sections 8.4 and 8.7 and (b) preserve and maintain its rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the conduct of its business.

Section 7.2 Compliance with Laws, Etc. The Borrower shall, and shall cause White Cliffs to, comply in all material respects with all applicable Requirements of Law, Contractual Obligations and Permits.

Section 7.3 Payment of Obligations. The Borrower shall, and shall cause White Cliffs to, as applicable, pay or discharge before they become delinquent (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of any Group Member, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP.

Section 7.4 Maintenance of Property. The Borrower shall, and shall cause White Cliffs to, as applicable, use, operate, maintain and preserve the Pipeline System and all of its property necessary in the conduct of its business, including maintenance in good working order and condition and all rights, permits, licenses, approvals and privileges (including all Necessary Governmental Approvals) necessary, used or useful, whether because of its use, operation, maintenance or preservation of the Pipeline System or its other property or other conduct of its business in the manner of a reasonable prudent pipeline operator and in a manner consistent in all material respects with the Related Documents and generally in accordance the then-current applicable Annual Operating Budgets, and shall make all necessary or appropriate filings with and give all required notices to, Government Authorities for the same. The Borrower shall, and shall cause White Cliffs to, maintain in full force and effect, in its own name, as applicable, all Necessary Governmental Approvals and Necessary Land Rights.

Section 7.5 Maintenance of Insurance. The Borrower shall, and shall cause White Cliffs to, as applicable, maintain or cause to be maintained in full force and effect all insurance specified in Schedule 7.5.

Section 7.6 Keeping of Books. The Borrower shall, and shall cause White Cliffs to, as applicable, keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of each Group Member.

Section 7.7 Access to Books and Property. The Borrower shall, and shall cause White Cliffs to, as applicable, permit the Administrative Agent, the Lenders and any Related Person of any of them, as often as reasonably requested, at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of each Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Group Member, provided that the Borrower shall bear the reasonable and documented costs and expenses of the Independent Engineer, in any event not to exceed $15,000 per site inspection, to conduct (i) no more than two such site inspections in any single Fiscal Year during any period during which there is no Event of Default and (ii) unlimited site inspections during any period during which an Event of Default has occurred and is continuing, (b) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member and (c) communicate directly with any registered certified public accountants (including the Group Members’ Accountants) of any Group Member. The Borrower shall, and shall cause White Cliffs to, as applicable, authorize their respective registered certified public accountants (including the Group Members’ Accountants) to communicate directly with the Administrative Agent, the Lenders and their Related Persons and to disclose to the Administrative Agent, the Lenders and their Related Persons all financial statements and other documents and information as they might have and the Administrative Agent or any Lender reasonably requests with respect to any Group Member.

Section 7.8 Environmental. The Borrower shall, and shall cause White Cliffs to, as applicable, comply with, and maintain the Pipeline System inclusive of any real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, result in Material Environmental Liabilities. Without limiting the foregoing, if an Event of Default is continuing or if the Administrative Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Group Member or that there exist any Environmental Liabilities, in each case, that would, in the aggregate, result in Material Environmental Liabilities or an Event of Default, then the Borrower shall, and shall cause White Cliffs to, as applicable, promptly upon receipt of request from the Administrative Agent, cause the performance of, and allow the Administrative Agent and its Related Persons access to the Pipeline System inclusive of any real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Administrative Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by the Administrative Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent. Prior to any proposed acquisition or lease of real property by a Group Member, the Borrower shall, and shall cause White Cliffs to, as applicable, cause the performance of an environmental audit and assessments with respect to such real property, which shall be conducted by a reputable environmental consulting firm reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent.

Section 7.9 Use of Proceeds. The proceeds of the Term Loans shall be used by the Borrower (a) to repay in full all principal amounts, all accrued interest pursuant to Section 2.9 of the Construction Loan Agreement, and all other amounts outstanding under the Construction Loan Agreement; and, (b) to pay fees and expenses payable to or for the account of the Administrative Agent or any Lender under this Agreement, including the fees and expenses of the Lenders’ consultants and legal counsel. The Borrower shall use the Net Cash Proceeds of any Permitted Option Transfer to prepay the Term Loans to the extent required pursuant to Section 2.8(a).

Section 7.10 Additional Collateral. To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property), the Borrower shall, promptly, unless otherwise agreed by the Administrative Agent:

(a) deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure the Borrower shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of its property, including all of its Stock and Stock Equivalents and other Securities, as security for the Obligations of the Borrower;

(b) deliver to the Administrative Agent all documents, if any, representing all Stock, Stock Equivalents and other Securities pledged pursuant to the documents delivered pursuant to clause (a) above, together with undated powers or endorsements duly executed in blank;

(c) to take all other actions necessary or advisable to ensure the validity or continuing validity of any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents executed on the Closing Date, including the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as the Administrative Agent may otherwise reasonably request; and

(d) deliver to the Administrative Agent legal opinions relating to the matters described in this Section 7.10, which opinions shall be as reasonably required by, and in form and substance and from counsel reasonably satisfactory to, the Administrative Agent.

Section 7.11 Restricted Payment Account. (a) For as long as any Obligations remain outstanding, (i) the Borrower shall irrevocably instruct White Cliffs to make all distributions that are payable to the Borrower under the White Cliffs LLC Agreement directly to the Restricted Payment Account and when any such distributions from White Cliffs, or any Net Cash Proceeds of a Permitted Option Transfer, are received by the Borrower, the Borrower shall hold such amounts in trust for the benefit of the Administrative Agent and immediately deposit such amounts into the Restricted Payment Account, and (ii) the Borrower shall use amounts in the Restricted Payment Account solely to pay the Obligations hereunder, or, to the extent permitted by Section 8.5, to make Permitted Tax Distributions, CapEx Reserve Payments or Litigation Reserve Payments.

(b) The Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any investment or income of any funds in the Restricted Payment Account. From time to time after funds are deposited in the Restricted Payment Account, the Administrative Agent may apply funds then held in such Restricted Payment Account to the payment of Obligations in accordance with the terms of this Agreement. No Group Member and no Person claiming on behalf of or through any Group Member shall have any right to demand payment of any funds held in the Restricted Payment Account at any time prior to the termination of all Commitments and the payment in full of all Obligations other than in accordance with the terms of this Agreement.

Section 7.12 White Cliffs Distributions. The Borrower shall cause White Cliffs to make distributions to its members in accordance with the White Cliffs LLC Agreement as in effect on the date hereof (and as amended with the consent of the Administrative Agent), including those provisions relating to the establishment of reasonable reserves for White Cliffs, provided that the Borrower shall be permitted to assign its rights to receive from White Cliffs the Management Fee, as defined in the White Cliffs LLC Agreement, to SemCrude, L.P. as consideration for SemCrude, L.P. to provide services and perform its obligations pursuant to the O&M Agreement.

Section 7.13 Performance and Enforcement of Material Project Documents. The Borrower shall, and shall cause White Cliffs to, as applicable, (i) perform and observe all of its covenants and agreements contained in any of the Material Project Documents to which it is a party, other than any such covenants or agreements the failure of which to perform or observe would not give any other party thereto the ability or right to terminate such Material Project Document or otherwise exercise any remedies thereunder, (ii) take all reasonable and necessary action to prevent the termination by the counterparty(ies) of any such Material Project Documents in accordance with the terms thereof or otherwise (other than the expiration of such agreements in accordance with their terms), and (iii) enforce each material covenant or obligation of such Material Project Document in accordance with its terms and will take all such action to that end as from time to time may be reasonably requested by the Administrative Agent.

Section 7.14 Maintenance of Corporate Separateness.

(a) The Borrower shall, and shall cause White Cliffs to, as applicable, satisfy prudent corporate or limited liability company formalities and other requirements necessary to preserve the separate existence of each Group Member from the SemGroup Entities. Without limiting the generality of the foregoing, the Borrower shall, and shall cause White Cliffs to, as applicable, (a) maintain books and records separate from those of the SemGroup Entities, (b) maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets from those of the SemGroup Entities, (c) observe all organizational formalities, (d) hold themselves out to creditors and the public as separate and distinct from the SemGroup Entities, (e) conduct their business in their respective names, and use stationary, invoices and checks separate from those of the SemGroup Entities; and (f) not assume, guarantee or pay the obligations of or hold themselves out as being available to satisfy the obligations of any other SemGroup Entity.

(b) The Borrower shall, and shall cause each of its Unrestricted Subsidiaries to, as applicable, satisfy prudent corporate or limited liability company formalities and other requirements necessary to preserve the separate existence of each Group Member from the Unrestricted Subsidiaries. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its Unrestricted Subsidiaries to, as applicable, (a) maintain books and records separate from those of the Group Members, (b) maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets from those of the Group Members, (c) observe all organizational formalities, (d) hold themselves out to creditors and the public as separate and distinct from the Group Members, (e) conduct their business in their respective names, and use stationary, invoices and checks separate from those of the Group Members; and (f) not assume, guarantee or pay the obligations of or hold themselves out as being available to satisfy the obligations of any other Group Members.

Section 7.15 Annual Operating Budgets. (a) No later than December 21, 2009 for the Fiscal Year commencing on January 1, 2010 and thereafter no later than the 15th Business Day in the month of December immediately preceding the commencement of each Fiscal Year of the Borrower thereafter, the Borrower shall adopt, and deliver a copy thereof to the Administrative Agent, an Annual Operating Budget for the Borrower. Each such Annual Operating Budget shall be in form reasonably acceptable to the Administrative Agent and shall become effective if it shall have not been rejected by the Administrative Agent (acting reasonably in consultation with the Independent Engineer) within 15 Business Days of receipt. If the Borrower shall not have adopted an Annual Operating Budget for the Borrower before the beginning of any calendar year or any Operating Budget for the Borrower adopted by the Borrower shall have been rejected by the Administrative Agent (acting reasonably and in consultation with the Independent Engineer) before the beginning of any upcoming calendar year, the Annual Operating Budget for the Borrower for the preceding calendar year shall, until the adoption of an Annual Operating Budget for the Borrower by the Borrower and acceptance of such Annual Operating Budget by the Administrative Agent (acting in consultation with the Independent Engineer), as the case may be, be deemed to be in force and effective as the Annual Operating Budget for such upcoming calendar year; provided that if the initial Annual Operating Budget for the Borrower is not accepted by the Administrative Agent (acting in consultation with the Independent Engineer), the Borrower may use a budget that is consistent with the Initial Projections until an initial Annual Operating Budget for the Borrower is approved, and shall work diligently to prepare an initial Annual Operating Budget for the Borrower that is reasonably acceptable to the Administrative Agent (acting in consultation with the Independent Engineer). Each Annual Operating Budget delivered to the Administrative Agent pursuant to this Section 7.15(a) shall be accompanied by a memorandum detailing all material assumptions used in the preparation of such Annual Operating Budget, shall contain a line item for each budget category (which budget categories shall be acceptable to the Administrative Agent), and shall specify for each month and for each such budget category, the amount budgeted for such category for such month. The Borrower shall operate its business generally in accordance with the applicable Annual Operating Budget for the Borrower as approved or deemed approved by the Administrative Agent. Any Annual Operating Budget for the Borrower may be amended with the Administrative Agent’s prior written consent, and in such event the Borrower shall operate its business generally in accordance with such Annual Operating Budget as so amended.

(b) No later than December 21, 2009 for the Fiscal Year commencing on January 1, 2010 and thereafter no later than the 15th Business Day in the month of December immediately preceding the commencement of each Fiscal Year of White Cliffs thereafter, the Borrower shall deliver to the Administrative Agent an Annual Operating Budget for White Cliffs. Each Annual Operating Budget for White Cliffs delivered to the Administrative Agent pursuant to this Section 7.15(b) shall be accompanied by a memorandum detailing all material assumptions used in the preparation of such Annual Operating Budget, shall contain a line item for each budget category, and shall specify for each month and for each such budget category, the amount budgeted for such category for such month. The Borrower shall cause White Cliffs to operate its business generally in accordance with the applicable Annual Operating Budget for White Cliffs so delivered to the Administrative Agent. If the Annual Operating Budget for White Cliffs is amended at any time, the Borrower shall promptly and in any event within three (3) Business Days deliver a copy of the amended Annual Operating Budget for White Cliffs to the Administrative Agent.

Section 7.16 Restricted Payments by White Cliffs. The Borrower shall cause White Cliffs to make Restricted Payments to all holders of its Stock, including the Borrower, ratably and according to each holders’ ownership interests in such Stock, provided that each such Restricted Payment to the Borrower shall be deposited directly into the Restricted Payment Account, provided that the Borrower shall be permitted to assign its rights to receive from White Cliffs the Management Fee, as defined in the White Cliffs LLC Agreement, to SemCrude, L.P. as consideration for SemCrude, L.P. to provide services and perform its obligations pursuant to the O&M Agreement.

Section 7.17 Manager. The Borrower shall, and shall cause White Cliffs to, as applicable, cause the Borrower to be the Manager, as defined in the White Cliffs LLC Agreement, of White Cliffs.

Section 7.18 Phase I Environmental Site Assessment; EHS Compliance Audit. The Borrower shall, and shall cause White Cliffs to, as applicable, cooperate with the Administrative Agent to have conducted and prepared (i) a Phase I Environmental Site Assessment and (ii) an EHS Compliance Audit, which shall each be (x) conducted and prepared by a reputable environmental consulting firm reasonably acceptable to the Administrative Agent, (y) in form and substance reasonably acceptable to the Administrative Agent, and (z) completed as soon as practicable and in no event later than 90 calendar days after the Closing Date. The Group Member’s total obligation for expenses related to the preparation of the Phase I Environmental Site Assessment and the EHS Compliance Audit in satisfaction of the requirements of this Section 7.18 shall not exceed $25,000 in the aggregate.

Section 7.19 Easement Agreement Consents. The Borrower shall cause the counterparties to enter into each of the Easement Agreement Consents as soon as practicable and in no event later than 30 calendar days after the Closing Date.

Section 7.20 SemCrude Energy Partners Cushing Consent. The Borrower shall cause SemCrude Energy Partners to sign a Project Contract Consent (the “SemCrude Energy Partners Cushing Consent”) as soon as practicable and in no event later than 30 calendar days after the Closing Date.

ARTICLE 8

NEGATIVE COVENANTS

The Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 8.1 Indebtedness. The Borrower shall not, and shall cause White Cliffs not to, as applicable, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the Obligations.

Section 8.2 Liens. The Borrower shall not, and shall cause White Cliffs not to, as applicable, incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:

(a) Liens created pursuant to any Loan Document;

(b) Customary Permitted Liens, but only in respect of property of White Cliffs; and

(c) Liens listed on Schedule 8.2, so long as White Cliffs has established and maintains the Litigation Reserve therefor in accordance with the terms of this Agreement.

Section 8.3 Investments. The Borrower shall not, and shall cause White Cliffs not to, as applicable, make or maintain, directly or indirectly, any Investment nor create or acquire any Subsidiary, except for the following:

(a) Investments in cash and Cash Equivalents;

(b)(i) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (ii) extensions of trade credit (other than to Affiliates of the Borrower) arising or acquired in the ordinary course of business and (iii) Investments received in settlements in the ordinary course of business of such extensions of trade credit;

(c) Investments by the Borrower in White Cliffs;

(d) Investments by the Borrower in the Unrestricted Subsidiary existing prior to the Closing Date consisting solely of the direct or indirect ownership of the Securities in such Unrestricted Subsidiary; provided that for the avoidance of doubt and as set forth below in Section 8.21, neither the Borrower nor White Cliffs shall make any further Investments in the Unrestricted Subsidiary.

Section 8.4 Asset Sales. The Borrower shall not, and shall cause White Cliffs not to, as applicable, Sell any of its property (other than cash), grant any right or option to sell any of its property, or issue shares of its own Stock or grant any right or option to acquire shares of its own Stock, except for the following:

(a) In each case to the extent entered into in the ordinary course of business and made to a Person that is not an Affiliate of the Borrower, (i) Sales of Cash Equivalents and (ii) Sales of property that has become obsolete, damaged or worn out;

(b) a Permitted Option; and

(c) a Permitted Option Transfer, provided that the Net Cash Proceeds from such Permitted Option Transfer are applied to the prepayment of the Obligations to the extent required by Section 2.8(a).

Section 8.5 Restricted Payments. The Borrower shall not, and shall cause White Cliffs not to, as applicable, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a) Restricted Payments by White Cliffs to the Borrower and to the other holders of its Stock; provided that that all such Restricted Payments shall be in accordance with the White Cliffs LLC Agreement as in effect on the Closing Date;

(b) Permitted Tax Distributions by the Borrower from the Restricted Payment Account, provided that (i) the Borrower shall deliver a written request for such Permitted Tax Distribution together with a certificate of a Responsible Officer of the Borrower setting for a computation of the amount of such Permitted Tax Distribution, (ii) such Permitted Tax Distributions shall only be made once for each Fiscal Quarter as follows: (a) for the Fiscal Quarter ending March 31, on or about April 15, (b) for the Fiscal Quarter ending June 30, on or about June 15, (c) for the Fiscal Quarter ending September 30, on or about September 15, and (d) for the Fiscal Quarter ending December 31 , on or about December 15, (iii) no Event of Default shall have occurred and be continuing and no Event of Default would result therefrom, and (iv) after giving effect to any such Permitted Tax Distribution, there shall be sufficient funds available to the Borrower in the Restricted Payment Account (excluding the CapEx Reserve and the Litigation Reserve) and from the expected collection of invoices in the normal course of business from which to make the next succeeding scheduled Quarterly Fixed Principal Amortization and interest payments pursuant to Sections 2.6 and 2.9, respectively;

(c) the payment by White Cliffs of Permitted Overhead Payments and Permitted Expense Payments;

(d) the payment by the Borrower of Permitted Borrower Administrative Expenses;

(e) CapEx Reserve Payments by the Borrower solely from the CapEx Reserve within the Restricted Payment Account, provided that (i) the Borrower shall deliver a written request for such CapEx Reserve Payment accompanied by a reasonably detailed description of the services provided with respect to the payment including applicable invoices in form and substance reasonably satisfactory to the Administrative Agent and (ii) no Event of Default shall have occurred and be continuing and no Event of Default would result therefrom; and

(f) Litigation Reserve Payments by the Borrower solely from the Litigation Reserve within the Restricted Payment Account, provided that (i) the Borrower shall deliver a written request for such Litigation Reserve Payment accompanied by a copy of the settlement agreement or order of the applicable court requiring such payment, and invoices for legal fees or other expenses, as applicable, in form and substance reasonably satisfactory to the Administrative Agent and (ii) no Event of Default shall have occurred and be continuing and no Event of Default would result therefrom.

Section 8.6 Prepayment of Indebtedness. The Borrower shall not, and shall cause White Cliffs not to, as applicable, (x) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness, (y) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or (z) make any payment in violation of any subordination terms of any Indebtedness; provided, however, that each Group Member may prepay the Obligations.

Section 8.7 Fundamental Changes. The Borrower shall not, and shall cause White Cliffs not to, as applicable, (a) merge, consolidate or amalgamate with any Person, (b) acquire any Stock or Stock Equivalents of any Person (other than any acquisition by the Borrower of any Stock or Stock Equivalent of White Cliffs) or (c) acquire all or any substantial portion of the assets of any Person or all or any substantial portion of the assets constituting any line of business, division, branch, operating division or other unit operation of any Person, in each case except for the merger, consolidation or amalgamation of any Group Member for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that in the case of any merger, consolidation or amalgamation involving the Borrower, the Borrower shall be the surviving Person.

Section 8.8 Change in Nature of Business. The Borrower shall not, and shall cause White Cliffs not to, as applicable, carry on any business, operations or activities (whether directly, through a joint venture, or otherwise) other than (a) with respect to White Cliffs, the ownership, operation and maintenance of the Pipeline System and activities related or incidental thereto, and (b) with respect to the Borrower, acting as an owner and as the manager of White Cliffs as contemplated by the White Cliffs LLC Agreement, the financing contemplated by this Agreement, entering into and performing the Permitted Options and activities related or incidental thereto and owning limited liability company interests in the Unrestricted Subsidiary in compliance with this Agreement.

Section 8.9 Transactions with Affiliates. The Borrower shall not, and shall cause White Cliffs not to, as applicable, except as otherwise expressly permitted herein, enter into any other transaction or series of transactions directly or indirectly with, or for the benefit of, any Affiliate of the Borrower (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for (a) additional Throughput Agreements by White Cliffs entered into in accordance with Section 8.16, provided that such agreements are also on fair and reasonable terms no less favorable to it as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower, (b) an agreement acceptable to the Administrative Agent governing the provision of general and administrative services to the Borrower (for itself and in its capacity as manager of White Cliffs), (c) Restricted Payments permitted by Section 8.5, and (d) the Permitted Affiliate Project Contracts.

Section 8.10 Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. The Borrower shall not, and shall cause White Cliffs not to, as applicable, incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting the ability of (a) any Restricted Subsidiary of the Borrower to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, the Borrower or (b) any Group Member to incur or suffer to exist any Lien upon any property of any Group Member, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (x) pursuant to the Loan Documents and the Related Documents. Each Group Member shall at all times be designated as an “Unrestricted Subsidiary” (as such term is defined in the SemGroup Credit Agreement), or the equivalent status; under the SemGroup Credit Agreement and each credit agreement, indenture or similar Contractual Obligation governing Indebtedness of any SemGroup Entities that restricts the incurrence of Indebtedness or the granting of Liens by SemGroup Entities.

Section 8.11 Certain Documents; Capital Structure. The Borrower shall not, and shall cause White Cliffs not to, as applicable, (a) amend, waive or otherwise modify any term of any Constituent Document of any Group Member or any Related Document, (b) terminate, cancel or consent to the termination or cancellation of (other than at the expiration of the term thereof), or assign its rights under, any Related Document, (c) abandon or give any notice related to abandonment of any construction or operation of the Pipeline System or any part thereof, (d) change the capital structure of any Group Member (including the terms of any of their outstanding Stock or Stock Equivalents) other than Permitted Option or Permitted Option Transfers; or (e) take or permit any other action which could or does result in the tariff or the rates provided therein or any Throughput Agreement to cease to be effective and valid, or to become subject to any protest.

Section 8.12 Accounting Changes; Fiscal Year. The Borrower shall not, and shall cause White Cliffs not to, as applicable, change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law, or (b) its fiscal year or its method for determining fiscal quarters or fiscal months.

Section 8.13 Margin Regulations. The Borrower shall not, and shall cause White Cliffs not to, as applicable, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.14 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. No Group Member shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

Section 8.15 Hazardous Materials. The Borrower shall not, and shall cause White Cliffs not to, as applicable, cause or suffer to exist any Release of any Hazardous Material at, to or from the Pipeline System inclusive of any real property owned, leased, subleased or otherwise operated or occupied by any Group Member that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Group Member), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a reasonable likelihood of resulting in Environmental Liabilities exceeding $500,000.

Section 8.16 Additional Project Documents. The Borrower shall not, and shall cause White Cliffs not to, as applicable, enter into, become a party to, or become liable under any Additional Project Document or any document, agreement or contract with the Unrestricted Subsidiary unless the Required Lenders have provided prior written consent (such consent not to be unreasonably withheld or delayed) to such Group Member entering into such Additional Project Document (including any additional Throughput Agreement) or document, agreement or contract with the Unrestricted Subsidiary; provided, however, that no such consent of the Required Lenders shall be required for (i) any Additional Project Document that is an additional Throughput Agreement (other than a Base Throughput Agreement) if such additional Throughput Agreement (A) such additional Throughput Agreement is for a term of one (1) year or less (including all extension options), (B) such additional Throughput Agreement satisfies the requirements for a Throughput Agreement as set forth in the definition thereof, (C) such additional Throughput Agreement is not being entered into in replacement of any Base Throughput Agreement, and (D) is on terms fair and reasonable to and in the best interest of such Group Member and could not reasonably be expected to have a Material Adverse Effect, as certified by a Responsible Officer of the Borrower or (ii) any Additional Project Document of White Cliffs that is a contract, letter agreement or other instrument for the performance of routine service or maintenance of the Pipeline System if (A) such additional contract or agreement is for a term of one (1) year or less (including all extension options), (B) the costs to be incurred under such contract or agreement are included in the Annual Operating Budgets or are necessary to immediately address an emergency condition so as to comply with this Agreement, and (C) such contract or agreement is on terms fair and reasonable to and in the best interest of White Cliffs and could not reasonably be expected to have a Material Adverse Effect. The Required Lenders shall use commercially reasonable efforts to respond to any request for consent under this Section 8.16 within ten (10) days, but failure to respond within such ten (10) day period shall not be deemed as consent.

Section 8.17 [Reserved].

Section 8.18 No Subsidiaries. The Borrower shall not, and shall cause White Cliffs not to, as applicable, have any Subsidiaries or hold any investment in any other Person, other than the Borrower’s ownership of 99.17% of the limited liability membership interests in White Cliffs (as reduced by any Permitted Option Transfer after the Closing Date) and the Borrower’s ownership of the limited liability company interests in the Unrestricted Subsidiary in compliance with this Agreement.

Section 8.19 No Additional Bank or Securities Accounts. The Borrower shall not, and shall cause White Cliffs not to, as applicable, establish any depository or other bank account of any kind with any financial institution other than those accounts listed on Schedule 8.19.

Section 8.20 No Hedging Agreements. The Borrower shall not, and shall cause White Cliffs not to, as applicable, enter into or become a party to any Hedging Agreement, including any Commodity Hedging Agreement, other than Interest Rate Contracts entered into with the prior written consent of the Administrative Agent.

Section 8.21 Unrestricted Subsidiary. The Borrower shall not, and shall cause White Cliffs not to, (a) make any Investments in the Unrestricted Subsidiary, other than the Investment expressly permitted by Section 8.3(d), (b) enter into, become a party to, or become liable under any document, agreement or contract with the Unrestricted Subsidiary, or (c) or otherwise incur any Indebtedness, liability or obligation with respect to the Unrestricted Subsidiary or any project to be undertaken by the Unrestricted Subsidiary.

ARTICLE 9

EVENTS OF DEFAULT

Section 9.1 Definition. Each of the following shall be an Event of Default:

(a) the Borrower shall fail to pay (i) any principal of any Term Loan when the same becomes due and payable or (ii) any interest on any Term Loan, any fee under any Loan Document or any other Obligation (other than those set forth in clause (i) above) and, in the case of this clause (ii), such non-payment continues for a period of 3 Business Days after the due date therefor; or

(b) any representation, warranty or certification made by or on behalf of the Borrower in any Loan Document or by or on behalf of the Borrower (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect when made; or

(c) the Borrower shall fail to comply with (i) any provision of Article V (Financial Covenants), Section 6.1 (Financial Statements), 6.2 (Other Events), 7.1 (Maintenance of Corporate Existence), 7.9 (Use of Proceeds), 7.11 (Deposit Accounts) or Article VIII (Negative Covenants) or (ii) any other provision of any Loan Document if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(d)(i) any Group Member shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness of any Group Member (other than the Obligations or any Hedging Agreement) and, in each case, such failure relates to Indebtedness having a principal amount of $250,000 or more, (ii) any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)(i) SemGroup, L.P. or SemCrude, L.P. shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions or otherwise) on any Indebtedness of SemGroup, L.P. or SemCrude, L.P. and, in each case, such failure relates to Indebtedness having a principal amount of $15,000,000 or more, or any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, in each case if the effect of such failure, event or condition is to cause the acceleration of the maturity of such Indebtedness, and (ii) any such Indebtedness is accelerated, or shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(i) any Group Member, SemGroup, L.P., SemCrude, L.P. or any counterparty to a Material Project Document shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member, SemGroup, L.P., SemCrude, L.P. or any counterparty to a Material Project Document seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Group Member, SemGroup, L.P., SemCrude, L.P. or any counterparty to a Material Project Document, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Group Member, SemGroup, LP., SemCrude, L.P. or any counterparty to a Material Project Document shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above; provided that the occurrence of any such event with respect to any counterparty to a Material Project Document shall not constitute an Event of Default if and so long as (a) the Group Members obtain a replacement agreement for the Material Project Document to which such counterparty is a party in form and substance reasonably satisfactory to the Administrative Agent within 90 days of such occurrence and such occurrence and such replacement has not had and would not have a Material Adverse Effect or (b) the affected counterparty (i) continues to make required payments and otherwise performs its remaining obligations under the Material Project Document to which it is a party and (ii) affirms the Material Project Document to which it is a party to the reasonable satisfaction of the Administrative Agent within the time period prescribed by Requirements of Law; or

(f) one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member, SemGroup, L.P. or SemCrude, L.P. (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to the party against whom the judgment was entered, to the extent the relevant insurer has not denied coverage therefor) in excess of $250,000 in the case of a Group Member, or $15,000,000 in the case of SemGroup, L.P. or SemCrude, L.P., or (B) otherwise, that would have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 30 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(g) except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent, (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, the Group Member party thereto or (ii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document, or any Group Member shall state in writing that any of the events described in clause (i), or (ii) above shall have occurred; or

(h) there shall occur any Change of Control; or

(i) the operation of the Pipeline System shall have been abandoned for a period of at least 30 consecutive days; or

(j) any Necessary Governmental Approval or Necessary Land Right shall be revoked, canceled, terminated, withdrawn or otherwise cease to be in full force and effect and such revocation, cancellation, termination, withdrawal, or cessation shall continue unremedied for a period of 30 days; or

(k) a breach or default which permits the counterparty to terminate shall have occurred under any Material Project Document; or

(l) any Material Project Document shall terminate or otherwise cease to be valid and binding on any party thereto (except upon expiration in accordance with its terms or full performance by such party of its obligations thereunder) unless, in each case, the Borrower replaces such Material Project Document to the extent required in accordance with the provisions of Section 8.16; or

(m) the occurrence of any Casualty Event or Event of Eminent Domain affecting a Group Member, for which the Loss Proceeds received, if any, are insufficient to allow for the replacement of the affected property and/or prepayment of the Obligations, with the effect that the Borrower or a Group Member, as applicable, is unable to continue satisfying its obligations hereunder and under any of the Material Project Documents, in each case after giving effect to any cash contributions to the common equity of the Borrower made to the Borrower after the Closing Date and applied to such replacement and/or prepayment; or

(n) any order, judgment or decree shall be entered against a Group Member decreeing the dissolution or split up of such Group Member and such order shall remain undischarged or unstayed for a period in excess of 30 days;

(o) any ERISA Event that the Administrative Agent determines in good faith might constitute grounds for the termination of a Title IV Plan or for the appointment of a trustee to administer any such Title IV Plan shall have occurred, or (ii) any such Title IV Plan shall be terminated, or a trustee shall be appointed to administer any such Title IV Plan or the PBGC shall institute proceedings to terminate any such Title IV Plan or to appoint a trustee to administer any such Title IV Plan, or (iii) a notice of intent to terminate a Title IV Plan shall be filed with the PBGC, or (iv) any ERISA Affiliate withdraws from any Multiemployer Plan or a fiduciary of any Multiemployer Plan shall obtain a judgment against any ERISA Affiliate enforcing Section 515 of ERISA, or (v) any failure of any ERISA Affiliate to meet all requirements with respect to funding any Title IV Plan imposed by ERISA or the Code (without regard to the issuance of any waiver of the minimum funding standards under Section 412(c) of the Code) or (vi) any other event has occurred or condition exists with respect to any Title IV Plan or Multiemployer Plan which the Administrative Agent determines in good faith could result in a Liability to any ERISA Affiliate; provided, that any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

Section 9.2 Remedies. During the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to the Borrower and in addition to any other right or remedy provided under any Loan Document or by any applicable Requirement of Law, do each of the following: (a) declare all or any portion of the Commitments terminated, whereupon the Commitments shall immediately be reduced by such portion or, in the case of a termination in whole, shall terminate together with any obligation any Lender may have hereunder to make any Term Loan or (b) declare immediately due and payable all or part of any Obligation (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 9.1(f)(ii), (x) the Commitments of each Lender to make Term Loans shall each automatically be terminated and (y) each Obligation (including in each case any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE 10

THE ADMINISTRATIVE AGENT

Section 10.1 Appointment and Duties. (a) Appointment of Administrative Agent. Each Lender hereby appoints GE Capital (together with any successor Administrative Agent pursuant to Section 10.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Group Member, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 9.1(f)(ii) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 9.1(f)(ii) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however. that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent, the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by the Borrower with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.14(b) with respect to the Register and in Section 10.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 10.2 Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 10.3 Use of Discretion. (a) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

Section 10.4 Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article X to the extent provided by the Administrative Agent.

Section 10.5 Reliance and Liability. (a) The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2(e), (ii) rely on the Register to the extent set forth in Section 2.14, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, the Borrower) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of the Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Borrower hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or the Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to the Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of the Borrower or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert any right, claim or cause of action it might have against the Administrative Agent based thereon.

Section 10.6 Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, the Borrower or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Term Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders respectively.

Section 10.7 Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of the

Borrower and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any Affiliate of the Borrower that may come in to the possession of the Administrative Agent or any of its Related Persons.

Section 10.8 Expenses: Indemnities. (a) Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by the Borrower) promptly upon demand for such Lender’s Pro Rata Share with respect to the Term Facility of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, the Borrower) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by the Borrower), from and against such Lender’s aggregate Pro Rata Share with respect to the Term Facility of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

Section 10.9 Resignation of Administrative Agent. (a) The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if not such date is set forth therein, upon the date such notice shall be effective. If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent. If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b) Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

Section 10.10 Release of Collateral. Each Lender hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is Sold by the Borrower in a Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 7.10 after giving effect to such Sale have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 8.2 and (iii) all of the Collateral, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Term Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable by the holder of such Obligation, (C) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnitee that is owed such Obligations and (D) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Borrower in form and substance acceptable to the Administrative Agent.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 10.10.

Section 10.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article X, Section 11.8 (Right of Setoff), Section 11.9 (Sharing of Payments, Etc.) and Section 11.20 (Non-Public Information; Confidentiality) and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by

Section 10.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) except as set forth specifically herein, each of the Administrative Agent and the Lenders shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Amendments, Waivers, Etc. (a) No amendment or waiver of any provision of any Loan Document (other than the Control Agreements) and no consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Administrative Agent and the Borrower, (2) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall, unless in writing and signed by each Lender directly affected thereby (or by the Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

(i) waive any condition specified in Section 3.1, except any condition referring to any other provision of any Loan Document;

(ii) increase the Commitment of such Lender or subject such Lender to any additional lending obligation;

(iii) reduce (including through release, forgiveness, assignment or otherwise) (A) the Principal Balance of, the interest rate on, or any obligation of the Borrower to repay (whether or not on a fixed date), any outstanding Term Loan owing to such Lender or (B) any fee or accrued interest payable to such Lender; provided, however, that this clause (iii) does not apply to any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase;

(iv) waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Term Loan or fee owing to such Lender; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.8, or to the application of any payment, including as set forth in Section 2.12;

(v) except as provided in Section 10.10, release all or substantially all of the Collateral;

(vi) reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders”, “Pro Rata Share” or “Pro Rata Outstandings”; or

(vii) amend Section 10.10 (Release of Collateral), Section 11.9 (Sharing of Payments, Etc.) or this Section 11.1;

and provided, further, that (x)(A) any waiver of any payment applied pursuant to Section 2.12(b) (Application of Mandatory Prepayments) to, and any modification of the application of any such payment to the Term Loans shall require the consent of the Required Lenders, and (B) any change to the definition of the term “Required Lender” shall require the consent of the Required Lenders, (y) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, the Administrative Agent (or otherwise modify any provision of Article X or the application thereof) or any SPV that has been granted an option pursuant to Section 11.2(f) unless in writing and signed by the Administrative Agent, or, as the case may be, such SPV in addition to any signature otherwise required and (z) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.12.

(b) Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower shall entitle the Borrower to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 11.2 Assignments and Participations; Binding Effect.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrower (in each case except for
Article X), the Administrative Agent, each Lender and, to the extent provided in Section 10.11, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 10.9), none of the Borrower or the Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign. Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Term Loans) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent and, if no Event of Default has occurred and is continuing and if the assignee of the proposed assignment is a Competitor, the Borrower; provided, however, that (x) such Sales must be ratable among the obligations owing to and owed by such Lender with respect to the Term Facility and (y) for the Term Facility, the aggregate outstanding Principal Balance (determined as of the effective date of the applicable Assignment) of the Term Loans and Commitments subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in the Term Facility or is made with the prior consent of the Borrower and the Administrative Agent.

(c) Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent an Assignment via an electronic settlement system designated by the Administrative Agent (or if previously agreed with the Administrative Agent, via a manual execution and delivery of the assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any tax forms required to be delivered pursuant to Section 2.17(f) and payment of an assignment fee in the amount of $3,500, provided that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 11.2(b)(iii), upon the Administrative Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, .the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. Subject to the recording of an Assignment by the Administrative Agent in the Register pursuant to Section 2.14(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article X, Section 11.8 (Right of Setoff) and Section 11.9 (Sharing of Payments) to the extent provided in Section 10.11 (Additional Secured Parties)).

(e) Grant of Security Interests. In addition to the other rights provided in this Section 11.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Term Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) Participants and SPVs. In addition to the other rights provided in this Section 11.2, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Term Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Term Loans pursuant thereto shall satisfy the obligation of such Lender to make such Term Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Term Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Borrower and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements) and 2.17 (Taxes), but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 2.17(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document; and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii) and (iv) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in
Section 11.1(a)(v) (or amendments, consents and waivers with respect to Section 10.10 to release all or substantially all of the Collateral). No party hereto shall institute against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPY; provided, however, that each Lender having designated an SPV as such agrees to indemnify each

Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

Section 11.3 Costs and Expenses. Any action taken by the Borrower under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of the Borrower, and no Secured Party shall be required under any Loan Document to reimburse the Borrower or Group Member therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent or such Related Persons, fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Term Facility by the Administrative Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) the Administrative Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent for its examiners) and (c) each of the Administrative Agent, its Related Persons, and each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel (including allocated costs of internal counsel).

Section 11.4 Indemnities. (a) The Borrower agrees to indemnify, hold harmless and defend the Administrative Agent, each Lender, and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Document, any Disclosure Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Term Loan or any securities filing of, or with respect to, any Group Member, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Group Member or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 11.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, the Borrower waives and agrees not to assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to the Borrower and (ii) are attributable primarily to the gross negligence of such Indemnitee.

Section 11.5 Survival. Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.17 (Taxes), Section 2.16 (Breakage Costs; Increased Costs; Capital Requirements), Article X (The Administrative Agent), Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) or this Section 11.5) and all representations and warranties made in any Loan Document shall (A) survive the termination of the Commitments and the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 11.6 Limitation of Liability for Certain Damages. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). The Borrower hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.7 Lender-Creditor Relationship. The relationship between the Lenders and the Administrative Agent, on the one hand, and the Borrower, on the other hand, is solely that of lender and creditor. No Secured Party has any fiduciary relationship or duty to the Borrower arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Borrower by virtue of, any Loan Document or any transaction contemplated therein.

Section 11.8 Right of Setoff. Each of the Administrative Agent, each Lender, and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by the Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent, such Lender, or any of their respective Affiliates to or for the credit or the account of the Borrower against any Obligation of the Borrower now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Administrative Agent and each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent and the Lenders and their Affiliates and other Secured Parties may have.

Section 11.9 Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of the Borrower (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to
Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements), 2.17 (Taxes) and 2.18 (Substitution of Lenders) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 11.10 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of the Borrower or any other party or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.11 Notices. (a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) if to the Borrower, to SemCrude Pipeline, L.L.C., c/o SemOperating G.P., L.L.C., 6120 South Yale Avenue, Suite 700, Tulsa, OK 74136, Attention: Alisa Perkins, Treasurer, Tel: (918) 524-8130, Fax: (918) 524-8280, with copy to Conner & Winters, LLP, 4000 One Williams Center, Tulsa, OK 74172, Attention: Bob McCoy, Tel: (918) 524-8031, Fax: (918) 586-8627, (B) if to the Administrative Agent, to General Electric Capital Corporation, 800 Long Ridge Road, Stamford, Connecticut 06927, Attn: Portfolio Manager – SemCrude Pipeline, Facsimile: (203) 357-3114; with a copy to General Electric Capital Corporation, 800 Long Ridge Road, Stamford, Connecticut 06927, Attn: General Counsel-GE Energy Financial Services, Inc., Facsimile: (203) 357-3114 and (C) otherwise to the party to be notified at its address specified opposite its name on Schedule I or on the signature page of any applicable Assignment, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of the Administrative Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower and the Administrative Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Administrative Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Administrative Agent pursuant to Article II or Article X shall be effective until received by the Administrative Agent.

Section 11.12 Electronic Transmissions. (a) Authorization. Subject to the provisions of Section 11.11(a), each of the Administrative Agent, the Borrower, the Lenders, and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each of the Borrower and each Secured Party hereby acknowledges and agrees, and each of the Borrower shall cause each other Group Member to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 11.11(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and the Borrower may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 11.11 and this Section 11.12, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Secured Parties and Group Members in connection with the use of such E-System.

(d) Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Administrative Agent or any of its Related Persons warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Administrative Agent or any of its Related Persons in connection with any E-Systems or electronic communication, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Borrower and each Secured Party agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 11.13 Governing Law. This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.14 Jurisdiction. (a) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each of the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b) Service of Process. The Borrower hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified in Section 11.11 (and shall be effective when such mailing shall be effective, as provided therein). The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Non-Exclusive Jurisdiction. Nothing contained in this Section 11.14 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

Section 11.15 Waiver of Jury Trial. Each party hereto hereby irrevocably waives trial by jury in any suit, action or proceeding with respect to, or directly or indirectly arising out of, under or in connection with, any Loan Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into the Loan Documents, as applicable, by the mutual waivers and certifications in this Section 11.15.

Section 11.16 Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 11.17 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 11.18 Entire Agreement. The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving the Borrower and any of the Administrative Agent, or any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

Section 11.19 Use of Name. The Borrower agrees that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Securities of the Borrower) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without at least 2 Business Days’ prior notice to GE Capital and without the prior consent of GE Capital except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GE Capital prior thereto.

Section 11.20 Non-Public Information; Confidentiality. (a) Each Lender acknowledges and agrees that it may receive material non-public information hereunder concerning the Borrower and its Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b) Each Lender and the Administrative Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by the Borrower as confidential, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, or the Administrative Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than the Borrower, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Borrower consents to the publication of such tombstone or other advertising materials by the Administrative Agent, any Lender, or any of their Related Persons), (vi) to the National Association of Insurance

Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, SPVs grantees of any option described in Section 11.2(f) or participants, direct or contractual counterparties to any Hedging Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.20 and (viii) in connection with the exercise of any remedy under any Loan Document. In the event of any conflict between the terms of this Section 11.20 and those of any other Contractual Obligation entered into with the Borrower (whether or not a Loan Document), the terms of this Section 11.20 shall govern.

Section 11.21 Patriot Act Notice. Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies the Borrower that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information allowing such Lender to identify the Borrower in accordance with such act.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SEMCRUDE PIPELINE, L.L.C. AS BORROWER

By: SemCrude, L.P., its sole member

By: SemOperating G.P., L.L.C., its general partner

By:	/s/ Norman J. Szydlowski
Name:	Norman J. Szydlowski
Title:	Chief Executive Officer

GENERAL ELECTRIC CAPITAL CORPORATION, AS ADMINISTRATIVE AGENT AND LENDER

By:	/s/ Randall F. Nornick
Name:	Randall F. Nornick
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Schedule I

Lender	Term Loan Commitment
General Electric Capital Corporation	$125,000,000

SCHEDULE PS

PIPELINE SYSTEM DESCRIPTION

The Pipeline System is a 526 mile 12-inch common carrier pipeline that originates near Platteville, Colorado and terminates at SemCrude L.P.’s Cushing Terminal. Specifically, the system includes one 100,000 barrel tank at the origination station in Platteville, Colorado, four (4) pump stations, and two (2) manual scraper trap locations. The line was constructed utilizing line pipe with a wall thickness of 0.25” and a minimum 0.281” wall thickness for all water and road crossings.

Mainline construction initiated in March of 2008 and the line was put into commercial operation in 2009. The initial design capacity is 30,000 bbls per day utilizing only the Platteville Pump station. With activation of the intermediate pump stations, line capacity can increase up to 55,000 bbls per day, dependent upon crude type and quality.

SCHEDULE 4.1

COMPLIANCE WITH LAWS

1.	On September 4, 2008, the U.S. Department of Transportation (“DOT”) notified SemCrude, L.P. of several issues regarding non-destructive testing of girth welds on Spreads 3 and 4 in Kansas. The issue was resolved with DOT, but there is a possibility that DOT may impose a fine.

SCHEDULE 4.2(a)

POWER AND AUTHORITY

None.

SCHEDULE 4.2(b)

NECESSARY GOVERNMENTAL APPROVALS

See attached.

White Cliffs General Permits

Type	Local, State, Federal Permit	Permit Number	Current Status
Stormwater	State of Colorado	COR03C261	Active
Conditional Use Permit	Adams County, CO	RCU2008-00009	Inactive
DOT Permit	Federal	32286	Active
Waste Water Discharge Permit	State of Colorado	COG604045	Inactive

White Cliffs County Road Permits

State	County	Permit Number
Colorado
Colorado	Weld	RW07-00328
Colorado	Morgan	PMT41, PMT 42
Colorado	Adams	ROW2007-00277 through ROW2007-00290
Colorado	Washington	113-2007
Colorado	Kit Carson	Easement and ROW Agreement Instrument # 2000000548072 Pgs 1-57
Kansas
Kansas	Sherman	No Permit Number
Kansas	Wallace	2007-02 (10)
Kansas	Logan	No Permit Number
Kansas	Scott	Easement and ROW Agreements (8)
Kansas	Lane	No Permit number, One Permit for all 22 county roads
Kansas	Ness	2007-14 through 2007-22
Kansas	Hodgeman	ROW Easements (20)
Kansas	Pawnee	No permit number required(10)
Kansas	Edwards	8132007 (For all 25 Permits)
Kansas	Stafford	ROW Grant (9) No permit numbers required
Kansas	Pratt	No permit number required (28)
Kansas	Kingman	9/10/07-1 through 9/10/07- 28
Kansas	Harper	No permit number required (37)
Kansas	Sumner	No permit number required (6)

White Cliffs County Road Permits

State	County	Permit Number
Oklahoma
Oklahoma	Grant	No permit number required (37)
Oklahoma	Kay	08-02 though 08-16
Oklahoma	Noble	Community Panel Number 400132 0025A (25)
Oklahoma	Payne	No permit number required (29)

White Cliffs KDHE Hydrotest Water Permits

State	Permit Number
Kansas	KSG670383
Kansas	20080362 (Expired 11-3-2008)
Kansas	20080363 (Expired 11-3-2008)
Kansas	20089091

White Cliffs Flood Plain Permits

State	County	Permit Number
Colorado
Colorado	Morgan	2007 FP 04

Kansas
Kansas	Sumner	07-0250

Oklahoma
Oklahoma	Kay	2007-02
Oklahoma	Noble	2007-3 through 2007-22
Oklahoma	Payne	2007-Payne-057

Environmental Permit

Type	Local, Federal, State	Permit Number	Active/Inactive
Adams County Flood Permit	Local	WET2007-3012	Inactive

White Cliffs State of Colorado ROW Agreements

Owner Information	County	State	ROW Agreement Numbers
State of Colorado	Weld	Colorado	3387
State of Colorado	Weld	Colorado	3387
State of Colorado	Weld	Colorado	3387
State of Colorado	Adams	Colorado	3387
State of Colorado	Washington	Colorado	3387
State of Colorado	Washington	Colorado	3387
State of Colorado	Washington	Colorado	3387
State of Colorado	Kit Carson	Colorado	3387
State of Colorado	Kit Carson	Colorado	3387

White Cliffs Oklahoma Tribal-BIA

Owner Information	County	State	ROW Agreement Number
RESTRICTED INDIAN LAND (Sarah Kihega) Otoe 62 c/o BIA - Pawnee Agency - P.O. Box 440 Pawnee, Oklahoma 74058	Noble	Oklahoma	R/W 0000010559

RESTRICTED INDIAN (Felix Roubedeaux)

Otoe 185

c/o BIA - Pawnee Agency - P.O. Box 440

Pawnee, Oklahoma 74058

USA in Trust for Jacqueline Irene DeLano,

a member of the Ponca Tribe

c/o BIA - Pawnee Agency - P.O. Box 440

Pawnee, Oklahoma 74058

	Noble	Oklahoma	R/W 0000010876

Charles Roy Cooper

(SEE VESTING NOTE)

514 Liberty

Stillwater, Oklahoma 74075

Phone1: (405) 372-6299

RESTRICTED INDIAN Otoe Allottee # 384

Virgil Harragarra

c/o BIA - Pawnee Agency - P.O. Box 440

Pawnee, Oklahoma 74058

	Noble	Oklahoma	R/W 0000010562

RESTRICTED INDIAN LAND	Noble	Oklahoma	R/W 0000010562

RESTRICTED INDIAN LAND	Noble	Oklahoma	R/W 0000010563

White Cliffs Oklahoma Tribal-BIA

Owner Information	County	State	ROW Agreement Number
RESTRICTED INDIAN LAND	Noble	Oklahoma	R/W 0000010563

Madge P. Dent (Restricted Indian) BIA - Pawnee Agency - P.O. Box 440 Pawnee, Oklahoma 74058 Phone1: (918) 762-2585	Noble	Oklahoma	R/W 0000010565

Boatmen’s First National Bank of Oklahoma and

Owen D. Wilson, Co-Trustees of the

Mary Evans Greenshields Trust

%Bank of America/Harding and Carbone

3903 Bellaire Blvd

Houston, Texas 77025

RESTRICTED INDIAN - Anna Robedeaux -

Otoe - Allotment # 409

BIA - Pawnee Agency - P.O. Box 440

Pawnee, Oklahoma 74058

	Noble	Oklahoma	R/W 0000010566

RESTRICTED INDIAN LAND (TRIBAL) c/o BIA - Pawnee Agency - P.O. Box 440 Pawnee, Oklahoma 74058	Noble	Oklahoma	R/W 0000010570

White Cliffs Oklahoma Tribal-BIA

Owner Information	Country	State	ROW Agreement Number

Fred G. Eberhart and Dorothy Eberhart,

Husband and Wife as joint tenants

3803 S. Twin Mounds

Yale, Oklahoma 74085

Phone1: (918) 387-2923

Restricted Indian - Pawnee Allottee Harriet R.

Hissum - Pawnee Allottee # 751

%Pawnee Sub Agency

Pawnee, Oklahoma

	Payne	Oklahoma	R/W 0000010567

Restricted Indian Land Julia Mathews, Deceased, Pawnee Allottee No. 735 BIA	Payne	Oklahoma	R/W 0000010568

Restricted Indian Land none shown	Payne	Oklahoma	R/W 0000010569

White Cliffs Oklahoma Tribal-BIA

Owner Information	County	State	ROW Agreement Numbers And Lease Numbers
Commissioners of the Land Office	Grant	Oklahoma	Easement # 8609

Commissioners of the Land Office	Grant	Oklahoma	Easement # 8608

Commisioners of the Land Office	Kay	Oklahoma	Lease Number 817361

Commissioners of the Land Office	Kay	Oklahoma	Easement # 8607

Commissioners of the Land Office	Noble	Oklahoma	Easement # 8606

Commissioners of the Land Office	Payne	Oklahoma	Easement # 8660

White Cliffs State Of Oklahoma ROW Agreements

Owner Information	Country	State	ROW Agreement Numbers And Lease Numbers
Commissioners of the Land Office	Payne	Oklahoma	Easement # 8604

White Cliffs State Highway Permits

State	Permit Number
Colorado
Colorado	07-0187 through 07-0191
Colorado	07-307 through 07-310
Kansas
Kansas	3-07-157, 3-07-158 and 3-07-160
Kansas	6-07-122 through 6-07-126
Kansas	5-07-283 and 5-07-284
Kansas	5-08-062 through 5-08-067
Kansas	5-08-102 and 5-08-103
Kansas	5-09-157
Kansas	3-07-S-20
Oklahoma
Oklahoma	27-576 and 27-577
Oklahoma	36-1004 and 36-1005
Oklahoma	52-1054
Oklahoma	52-1056 and 52-1057
Oklahoma	60-434 through 60-436
Oklahoma Turnpike Authority	Utility License No. 64 and No. 65

SCHEDULE 4.7

LITIGATION

1.	See Schedule 8.2

2.	V-CO Enterprises, Inc. v. White Cliffs Pipeline, LLC; District Court Weld County, Colorado.

SCHEDULE 4.12

LABOR

None.

SCHEDULE 4.13

ERISA

None.

SCHEDULE 4.14

ENVIRONMENTAL

None.

SCHEDULE 4.16

TITLE

None.

SCHEDULE 4.24

BANK AND SECURITIES ACCOUNTS

Acct. #208373477 – The Bank of Oklahoma

SCHEDULE 4.25

EPC CONTRACTS

Service	Contractor	Date
Engineering and Consulting Agreement	Englobal Engineering, Inc.	2/26/2007
Construction-Spread #1 (121.59 Miles)	Sterling Construction	1/23/2008
Construction-Spread #2 (128.94 miles)	A & L Underground	11/30/2007
Construction-Spread #3 (125.83 Miles	Jomax Construction	12/4/2007
Construction-Spread #4 (149.45 Miles)	Jomax Construction	12/4/2007
Environmental Permitting	KBA EnviroScience, Ltd.	3/1/2007
Land Use Permitting	TetraTech, Inc.	2/23/2007
Right of Way Acquisition	Regan Resources, Inc.	9/13/2006
Construction Permitting	Regan Smith	3/7/2007
ROW Reseeding and Reclamation	H-2 Enterprises, LLC	4/1/2008
Pipeline Alignment and Survey	Lemke Land Surveying, Inc.	8/28/2007
Platteville Station Civil Work	Accell Construction, Inc.	8/15/2007
Platteville Tank Construction	Matrix Services, Inc.	4/1/2008
Platteville Station Inspection	Campos EPC, LLC	9/11/2007
Platteville Station Civil Work	Northern Colorado Constructors, Inc.	11/13/2007
Platteville Civil Design	Cardinal Engineering, Inc.	8/28/2007
Radiographic Weld Inspection	Midwest Inspection Services, Inc.	3/14/2008
Radiographic Weld Inspection	Western X-Ray Co.	4/8/2008
Radiographic Weld Inspection	IRIS NDT	4/15/2008
Radiographic Weld Inspection	Tulsa Gamma Ray, Inc.	/ /2008
Coat and Paint of Tanks-Platteville	Prestige Coatings, Inc.	7/9/2008
Pump Station Installation, Etc.	A & L Underground	9/18/2008
Pipeline Inspection Field Oversight & Station Construction	EnGlobal Inspection Services, Inc.	1/29/2008
Cushing Station Construction	CRB Construction & Welding LLC	8/28/2007

EnGlobal Engineering & Consulting Agreement dated 2/26/2007 has not been fully performed in that EnGlobal is still submitting invoices for its completion of project documents and drawings and other miscellaneous services.

SCHEDULE 6.8

FORM OF MONTHLY THROUGHPUT REPORTS

[See attached.]

Interoffice Correspondence

Subject:	White Cliffs Pipeline Monthly Report

Date:

From:

To:

EH&S & DOT Compliance

2009 YTD
Total Employee OSHA Recordable Rate
OSHA Lost Time Restricted Rate
Preventable Vehicle Accidents
Minor Spills ( <10 bbls)
Significant Spills (10 – 50 bbls)
Major Spills (> 50 bbls)

Pipeline or Terminal Releases

Date	Mainline or Station	Volume Released Barrels	Volume Recovered Barrels	Cause

Audits

Measurement

Month	Deliveries (bbls)	O/(S)	% O/(S)	PLA (bbls)
January
February
March
April
May
June
July
August
September
October
November
December
Total

Project Status

Category	Description	Status	Comments

Misc.

1. Crude Quality

Month	Weighted Sulfur		Weighted Observed Gravity
	Received	Delivered	Received	Delivered
January
February
March
April
May
June
July
August
September
October
November
December

Schedule 7.5

Insurance Requirements

Coverage, The Borrower shall procure and maintain in full force and effect the following minimum insurance coverages, at its sole expense, as set forth below. All such insurance carried shall be placed with such insurers having a minimum A.M. Best rating ofA:X, and be in such form, with such other terms, conditions, limits and deductibles (subject to the minimum insurance coverages below) and such other or additional insurance to cover increases or changes in risks, policy limits, policy coverages or otherwise are from time to time insured which Administrative Agent may reasonably require:

(A)	All Risk Property Insurance, All risk property insurance covering each and every component of the equipment against physical loss or damage including but not limited to fire and lightning, extended coverage, collapse, flood, earth movement, windstorm and blanket comprehensive boiler and machinery coverage, malicious mischief, including electrical malfunction and mechanical breakdown coverage and against certified and non-certified acts of terrorism. Such insurance coverage shall be written on a replacement cost basis with a limit of liability an amount equal to the greater of $20,000,000 or 150% of the Probable Maximum Loss amount (PML), conducted by a qualified firm approved by the Administrative Agent. Such insurance policy shall include an agreed amount endorsement waiving any coinsurance penalty. Such insurance coverage may be subject to deductibles not to exceed $250,000 for each and every occurrence.

(B)	Business Interruption. As an extension of the insurance required under coverages described in subsection (A) Borrower shall maintain business interruption insurance in an amount equal to twelve (12) months projected net profits, , continuing expenses and debt servicing. Such insurance shall include coverage for contingent business interruption covering the major customers or suppliers. Such insurance shall contain an agreed amount endorsement waiving any coinsurance penalty and also cover service interruption and extra expenses in an amount not less than $1,000,000. The deductibles on this policy shall not be greater than forty-five (45) days.

(C)	Commercial or Comprehensive General Liability. Borrower shall maintain corporate third party liability coverage written on an occurrence basis per asset location with a limit of liability of not less than $ 1,000,000. Such insurance shall include coverage for premises/operations, explosion, collapse, underground hazards, contractual liability, independent contractors, products/completed operations, property damage and personal injury liability. Such insurance coverage shall not include exclusions for punitive or exemplary damages where insurable under law. Deductibles in excess of $250,000 are subject to approval by the Administrative Agent.

Liability program shall include sudden and accidental pollution coverage. Coverage to include defense costs. If on a time element basis, minimum terms shall be 14 days knowledge and 90 days reporting. If available at commercially feasible rates, borrower to amend knowledge period to 30 days which will become minimum knowledge period.

(D)

Workers’ Compensation/Employer’s Liability. Borrower shall maintain Workers’ Compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of any such employee while at work or in the scope of his or her employment with such entity, and Employer’s Liability insurance in an amount not less than $1,000,000. Such insurance coverage shall not include any occupational disease exclusions.

(E)	Motor Vehicle Liability. Motor Vehicle Liability insurance covering owned, non-owned, leased, hired or borrowed vehicles of Borrower if any, against bodily injury or property damage. Such insurance coverage shall have a limit of liability of not less than $1,000,000.

(F)	Excess/Umbrella Liability. Company shall maintain Excess/Umbrella Liability insurance written on an occurrence basis or AEGIS claims-first made form providing coverage limits in excess of the primary limits applying under policies described in subsections (C), (D) (employers liability only) and (E). Such insurance coverage shall have a limit of liability of not less than $250,000,000. Such insurance coverage shall include a drop down provision in the event of exhaustion of underlying limits or aggregates and apply on a following form basis to the primary coverage. Such insurance coverage shall not include exclusions for punitive or exemplary damages. If the policy or policies provided under this paragraph (F) contains aggregate limits, and such limits are diminished by any incident, occurrence, claim, settlement or judgement against such insurance which has caused the carrier to establish a reserve. Borrower shall take immediate steps to restore such aggregate limits or shall provide other equivalent or additional insurance protection for such aggregate limits that are or may be eroded.

(G)	Pollution Legal Liability. Company shall maintain Pollution Legal Liability insurance covering the operations of the pipeline. Such insurance shall have a limit of no less than $20,000,000 per occurrence and $40,000,000 in the aggregate. This policy shall be primary to any valid and collectible insurance as respects incidents arising out of the operation of the White Cliffs pipeline. If available at commercially feasible rates, borrower to amend coverage to include fines, penalties and treble damages including punitive damages as respects White Cliffs pipeline,

(H)	All deductibles or self-insured retentions shall be the sole responsibility of Borrower as the case may be.

II.	Endorsements:

(A)	the Borrower shall in form and substance acceptable to Administrative Agent and cause their insurance coverages to be endorsed as follows:

i.	Administrative Agent and Lenders shall be an additional insured with respect to the insurance coverages described in Schedule 7,5, except for Workers’ Compensation, Administrative Agent shall be Loss Payee in accordance with Lender’s Loss Payable Endorsement 438 BFU or equivalent for coverages described in subsections (A) and (B) and shall provide that any payment for any loss or damage with respect to the property shall be made to Administrative Agent. It shall be understood that any obligation imposed upon the Borrower, including but not limited to the obligation to pay premiums, shall be the sole obligation of the Borrower, and not that of Administrative Agent or Lenders.

ii.	The insurance companies will give Administrative Agent at least ten (10) days prior written notice, in the case of nonpayment of premiums, or thirty (30) days’ prior written notice, in all other cases, before any such policy or policies of insurance shall be altered or canceled and that no act or default of the primary insured party or any other Person shall affect the right of Administrative Agent and Lenders to recover under such policy or policies of insurance in case of loss or damage,

iii.	In as much as the liability policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements of the liability policies, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured,

iv.	The insurers thereunder shall waive all rights of subrogation against Administrative Agent and Lenders, any right of setoff or counterclaim and any other right to deduction, whether by attachment of otherwise and,

v.	Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Administrative Agent or Lenders with respect to its interests.

III.	Certifications. On the Closing Date, and at each policy renewal, but no less than annually, the Borrower shall provide to Administrative Agent approved Certificates of Insurance from each insurer or by an authorized representative of each insurer. Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions delineated for such insurance required by Section III, above. Upon request, the Borrower shall furnish Administrative Agent with copies of all insurance policies, binders, cover notes or other evidence of such insurance.

IV.	Insurance Report. Concurrently with the furnishing of all certificates referred to in this Schedule 7.5, the Borrower shall furnish the Administrative Agent with an opinion from independent insurance broker(s), acceptable to the Administrative Agent, acting reasonably, stating that all premiums then due have been paid and that, in the Opinion of such broker(s), the insurance then maintained by the Borrower is in accordance with this Schedule 7.5. Furthermore, upon its first knowledge, such broker(s) shall advise the Administrative Agent promptly in writing of any default in the payment of any premiums or any other act or omission, on the part of any Person, which might invalidate or render unenforceable, in whole or in part, any insurance provided by the Borrower.

SCHEDULE 8.2

PERMITTED LIENS

1.	Claim made by Piping & Equipment Company, Inc. for $317,109.94 plus interest at the statutory rate of 12%, with respect to unapproved change orders for station construction. Claim relates to both SemCrude Truck Unloading Facility and White Cliffs station work. Statement of Lien pursuant to § 38-24-101 et seq. filed in Kansas.

2.	Claim made by A&L Underground in the amount of $2.7 million with respect to unapproved change orders with respect to Spread 4. No filing has been made.

EXHIBIT A

TO

CREDIT AGREEMENT

FORM OF ASSIGNMENT

This ASSIGNMENT, dated as of the Effective Date, is entered into between [            ] (the “Assignor”) and [            ] (the “Assignee”).

The parties hereto hereby agree as follows:

Borrower:	SEMCRUDE PIPELINE, L.L.C., a Delaware limited liability company (the “Borrower”)

Administrative Agent:	General Electric Capital Corporation, as administrative agent for the Lenders (in such capacity and together with its successors and permitted assigns, the “Administrative Agent”)

Credit Agreement:	Credit Agreement, dated as of November [ ], 2009, among the Borrower, the Lenders party thereto and the Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement)

[Trade Date:	, ][1]
Effective Date:	, ][2]

[1]	Insert for informational purposes only if needed to determine other arrangements between the assignor and the assignee.
2	To be filled out by Agent upon entry in the Register.

Aggregate amount of Commitments or principal amount of Term Loan for all Lenders[4]	Aggregate amount of Commitments or principal amount of Term Loan Assigned[3]	Percentage Assigned[4]
$	$	%
$	$	%
$	$	%

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

[3]

Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.

[4]

Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Commitment or Loans in the Term Facility. This percentage is set forth for informational purposes only and is not intended to be binding. The assignments are based on the amounts assigned not on the percentages listed in this column.

Section 1. Assignment. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement (including Liabilities owing to or by Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above (the “Assigned Interest”).

Section 2. Representations, Warranties and Covenants of Assignors. Assignor (a) represents and warrants to Assignee and the Administrative Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Loans and Commitments, the percentage of the Loans and Commitments represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Group Member or the performance or nonperformance by any Group Member of any obligation under any Loan Document or any document provided in connection therewith and (d) attaches any Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Administrative Agent exchange such Notes for new Notes in accordance with Section 11.2 of the Credit Agreement.

Section 3. Representations, Warranties and Covenants of Assignees. Assignee. (a) represents and warrants to Assignor and the Administrative Agent that (i) it has full power and authority, and has taken all actions necessary for Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it is [not] an Affiliate or an Approved Fund of             , a Lender and (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (b) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon the Administrative Agent, any L/C Issuer, any Lender or any other Indemnitee and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Borrower and its Affiliates and Securities and agrees to use such information in accordance with Section 11.20 of the Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices)

the offices at the addresses set forth beneath its name on the signature pages hereof, (g) shall pay to the Administrative Agent an assignment fee in the amount of $3,500 to the extent such fee is required to be paid under Section 11.2(c) of the Credit Agreement and (h) to the extent required pursuant to Section 2.17(f) of the Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN, W-8IMY or W-9 and, if applicable, a portfolio interest exemption certificate.

Section 4. Determination of Effective Date; Register. Following the due execution and delivery of this Assignment by Assignor, Assignee and, to the extent required by Section 11.2 of the Credit Agreement, the Borrower, this Assignment (including its attachments) will be delivered to the Administrative Agent for its acceptance and recording in the Register. The effective date of this Assignment (the “Effective Date”) shall be the later of (i) the acceptance of this Assignment by the Administrative Agent and (ii) the recording of this Assignment in the Register. The Administrative Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.

Section 5. Effect. As of the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender under the Credit Agreement and (b) Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Commitments and payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.

Section 6. Distribution of Payments. On and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of each Assigned Interest (a) in the case of amounts accrued to but excluding the Effective Date, to Assignor and (b) otherwise, to Assignee.

Section 7. Miscellaneous. (a) The parties hereto, to the extent permitted by law, waive all right to trial by jury in any action, suit, or proceeding arising out of, in connection with or relating to, this Assignment and any other transaction contemplated hereby. This waiver applies to any action, suit or proceeding whether sounding in tort, contract or otherwise.

(b) On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignor, Assignee, the Administrative Agent and their Related Persons and their successors and assigns.

(c) This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.

(d) This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e) Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR] as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE] as Assignee

By:
Name:
Title:

Lending Office for Eurodollar Rate Loans:

[Insert Address (including contact name, fax number and e-mail address)]

Lending Office (and address for notices) for any other purpose:

[Insert Address (including contact name, fax number and e-mail address)]

ACCEPTED and AGREED

this             day of             :

GENERAL ELECTRIC CAPITAL CORPORATION as Administrative Agent

By:
Name:
Title:

SEMCRUDE PIPELINE, L.L.C.[5]

By:	SemCrude, L.P., its solemember

	By:	SemOperating G.P., L.L.C., its general partner

By:
Name:
Title:

[5]	Include only if required pursuant to Section 11.2 of the Credit Agreement.

EXHIBIT B

FORM OF CONSENT

General Electric Capital Corporation

800 Long Ridge Road

Stamford, CT 06927

Re: Acknowledgment Agreement

Dear Sir/Madam:

This Acknowledgment Agreement (“Consent Agreement”) is entered into as of              ,             , between             , a              (the “Counterparty”), and GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent on behalf of the Lenders (as defined below) (the “Agent”).

Subject to the terms of the Credit Agreement, dated as of November 30, 2009, among SemCrude Pipeline, L.L.C. (the “Borrower”), the Agent, and the lenders party thereto (the “Lenders”) (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”), the Lenders have made certain loans to Borrower to enable White Cliffs Pipeline, L.L.C. (the “Company”) to finance the operation and maintenance of the Pipeline System (as defined in the Credit Agreement) owned by the Company;

Pursuant to the             , dated as of              ,             , between the Company and the Counterparty (as the same may be amended, modified or supplemented from time to time, the “Project Agreement”), the Counterparty has agreed to                     ; and

The parties hereto agree as follows:

1. The Counterparty hereby acknowledges and agrees that (a) the Project Agreement is in full force and effect and there are no amendments, modifications or supplements thereto, either oral or written, (b) the Counterparty has not assigned, transferred, pledged or hypothecated the Project Agreement or any interest therein, and (c) the Counterparty has no knowledge of any default by the Company in any respect in the performance of any provision of the Project Agreement.

2. The Counterparty agrees that upon the occurrence of a default or breach by the Company under the Project Agreement, the Counterparty will give a copy of any notice of default to the Agent and will give the Agent an opportunity to cure any such default, within the cure period provided to the Company in the Project Agreement. Such notice shall be in writing and shall be sent to the Agent at the address below.

General Electric Capital Corporation

             ,

Notices to the Agent:
General Electric Capital Corporation
800 Long Ridge Road
Stamford, CT 06927
Attention:	Portfolio Manager - SemCrude Pipeline
Telecopy:	(203) 357-3114

With a copy to:

General Electric Capital Corporation
800 Long Ridge Road
Stamford, CT 06927
Attention:	General Counsel-GE Energy Financial Services, Inc.
Telecopy:	(203) 357-3114

3. This Consent Agreement may be executed in any number of counterparts each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

4. This Consent Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Counterparty and the Agent has duly executed this Consent Agreement as of the date first above written.

[COUNTERPARTY]

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent

By:
Name:
Title:

EXHIBIT C

TO

CREDIT AGREEMENT

FORM OF TERM NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: $	, 20

FOR VALUE RECEIVED, the undersigned, SEMCRUDE PIPELINE, L.L.C., a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of Term Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of Term Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Both principal and interest are payable in Dollars to the account designated by the Administrative Agent, pursuant to Section 2.13 of the Credit Agreement, in immediately available funds.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of November [    ], 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower the Lenders party thereto and General Electric Capital Corporation, as administrative agent for the Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Term Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Term Loan being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 11.14(a) (Submission to Jurisdiction), 11.15 (Waiver of Jury Trial) and 1.5 (Interpretation) thereof.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

SEMCRUDE PIPELINE, L.L.C.

By:	SemCrude, L.P., its sole member

	By:	SemOperating G.P., L.L.C., its general partner

By:
Name:
Title:

EXHIBIT D

TO

CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

GENERAL ELECTRIC CAPITAL CORPORATION as Administrative Agent under the Credit Agreement referred to below

November [    ], 2009

Attention:

Re:    SEMCRUDE PIPELINE, L.L.C. (the “Borrower”)

Reference is made to the Credit Agreement, dated as of November [    ], 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and General Electric Capital Corporation, as administrative agent for such Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.2 of the Credit Agreement of its request of a Borrowing (the “Proposed Borrowing”) under the Credit Agreement and, in that connection, sets forth the following information:

A. The date of the Proposed Borrowing is             ,     1 (the “Funding Date”).

B. The aggregate principal amount of Term Loans is $            , of which $             consists of Base Rate Loans and $             consists of LIBOR Rate Loans having an initial Interest Period of              months.

The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Funding Date, both before and after giving effect to the Proposed Borrowing and any other Loan to be made on or before the Funding Date:

the representations and warranties set forth in Article IV of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such date; and

no Default or Event of Default has occurred and is continuing.

[1]	Must be the Closing Date.

SEMCRUDE PIPELINE, L.L.C.

By:	SemCrude, L.P., its sole member

	By:	SemOperating G.P., L.L.C., its general partner

By:
Name:
Title:

EXHIBIT E

TO

CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION OR CONTINUATION

GENERAL ELECTRIC CAPITAL CORPORATION

as Administrative Agent under the Credit Agreement referred to below

            ,

Attention:

Re:    SEMCRUDE PIPELINE, L.L.C. (the “Borrower”)

Reference is made to the Credit Agreement, dated as of November [    ], 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and General Electric Capital Corporation, as administrative agent for the Lenders. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.10 of the Credit Agreement of its request for the following:

(i) a continuation, on             ,             , as LIBOR Rate Loans having an Interest Period of              months [             Loans] in an aggregate outstanding principal amount of $             having an Interest Period ending on the proposed date for such continuation;

(ii) a conversion, on             ,             , to LIBOR Rate Loans having an Interest Period of          months of [            Loans] in an aggregate outstanding principal amount of $            ; and

(iii) a conversion, on             ,             , to Base Rate Loans, of [             Loans] in an aggregate outstanding principal amount of $            .

In connection herewith, the undersigned hereby certifies that, except as set forth on Schedule A attached hereto, no Default or Event of Default has occurred and is continuing on the date hereof, both before and after giving effect to any Loan to be made on or before any date for any proposed conversion or continuation set forth above.

SEMCRUDE PIPELINE, L.L.C.

By:	SemCrude, L.P., its sole member

By:	SemOperating G.P., L.L.C., its general partner

By:
Name:
Title:

EXHIBIT F

FORM OF PROJECT PARTNER CONSENT

General Electric Capital Corporation

800 Long Ridge Road

Stamford, CT 06927

Re:     Acknowledgment Agreement

Dear Sir/Madam:

This Acknowledgment Agreement (“Consent Agreement”) is entered into as of             ,             , between              a              (the “Counterparty”), and GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent on behalf of certain lenders (together with its successors and assigns, the “Agent”).

Whereas, the Borrower, Samedan Pipe Line Corporation and Anadarko Wattenberg Company, LLC are parties to that certain Limited Liability Company Agreement of White Cliffs Pipeline, L.L.C. (the “Company”), dated as of January 29, 2007, as amended by the First Amendment to Limited Liability Company Agreement dated as of July 18, 2008, the Amendment to Limited Liability Company Agreement dated as of June 2, 2009, and the Third Amendment to Limited Liability Company Agreement dated as of November 30, 2009 (as so amended, the “LLC Agreement”; capitalized terms used herein but not otherwise defined shall have the meanings given them in the LLC Agreement) and hold all of the issued and outstanding Units in the Company;

Whereas, subject to the terms of the Credit Agreement, dated as of November 30, 2009 among Company, SemCrude Pipeline, L.L.C. (the “Borrower”) Agent, and various lenders party thereto (the “Lenders”) (as the same may be amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), such lenders have made certain loans (the “Loans”) to Borrower to enable the Company to finance the operation and maintenance of the Pipeline System owned by the Company; and

Whereas, the Borrower desires to pledge and grant a collateral assignment and security interest (the “Pledge”) in all Units owned by it and in its other rights and interests under the LLC Agreement (the “Pledged LLC Interests”) to the Agent for the creditors under the Credit Agreement in order to induce such lenders to make the Loans and to secure the Loans and the other indebtedness under such Credit Agreement.

General Electric Capital Corporation

                 ,

The Counterparty and Agent hereto agree as follows:

1. The Counterparty hereby acknowledges and agrees that (a) the LLC Agreement is in full force and effect and there are no amendments, modifications or supplements thereto, either oral or written except as referenced herein, (b) the Counterparty has not assigned, transferred, pledged or hypothecated any of its rights in the LLC Agreement and (c) the Counterparty has no knowledge of any default by Company in any respect in the performance of any provision of the LLC Agreement.

2. The Counterparty agrees that upon the occurrence of a default or breach by the Company under the LLC Agreement, the Counterparty will give a copy of any notice of default to the Agent and will give the Agent an opportunity to cure any such default, within the cure period provided to Company in the LLC Agreement. Such notice shall be in writing and shall be sent to the Agent at the address below.

3. The Counterparty, subject to the terms contained herein, hereby consents to (a) the Pledge, (b) Transfers of all or any part of the Pledged LLC Interests in connection with any foreclosure or other exercise of rights and remedies in respect of the Pledge to a Lender Affiliate or an Other Permitted Purchaser (including without limitation the admission of such Person as a substituted Member) and (c) a subsequent Transfer by such a Lender Affiliate to an Other Permitted Purchaser (including without the admission of such Person as a substituted Member); provided, however, the Pledge and Transfers that are the subject of this paragraph 3 shall otherwise be subject to the rights of the Counterparty under the LLC Agreement in all respects. Such consent shall not extend to any subsequent Transfer by an Other Permitted Purchaser.

As used herein, “Lender Affiliate” means one or more of the following: (i) the Agent, (ii) a Lender, and (iii) any Affiliate of the Agent or a Lender; “Lender” means a creditor to whom indebtedness is owed that is secured by the Pledge; and “Other Permitted Purchaser” means any Person who, or who is an Affiliate of a Person who (i) is in the business (prior to giving effect to such Transfer) of hydrocarbon gathering, transportation, transmission, terminalling, storage, refining or marketing, (ii) maintains, at the time of such proposed transfer, a debt rating for its non-credit-enhanced, senior unsecured long-term debt of Baa3 or better by Moody’s Investors Service, Inc. (the “Moody’s Rating”) and BBB- or better by Standard & Poor’s Rating Services (the “S&P Rating”), if both such rating agencies are providing a rating, and if only one of such rating agencies is providing a rating, the Moody’s Rating or S&P Rating, as applicable, and (iii) has, at the time of such proposed Transfer, consolidated assets, determined in accordance with GAAP, of at least $500,000,000 as reflected in such Person’s most recently prepared financial statements.

General Electric Capital Corporation

                 ,

4. The Agent acknowledges and agrees that (a) the Pledged LLC Interests are subject to, and the Pledge is subordinate to, the rights of the Counterparty to purchase Units from the Borrower pursuant to Section 11.13 and Section 11.14 of the LLC Agreement (the “Option Rights”), (b) any Transfer of the Units to a Lender Affiliate or Other Permitted Purchaser shall be subject and subordinate to the Option Rights, (c) nothing in this Consent shall be deemed to limit, impair or waive the Option Rights and (d) upon the exercise by the Counterparty of any of its respective Option Rights with respect to any Units and payment by the Counterparty of the Option price, the Agent will promptly release the Pledge to the Counterparty with respect to such Units at the time of the Transfer of such Units pursuant to such exercise.

5. The Counterparty acknowledges and agrees that, except to the extent and during any period in which the Agent or such Lender has acquired actual ownership of all or a portion of the Pledged LLC Interests, the Agent and Lenders shall have no liability or obligation under the LLC Agreement as a result of this Consent, the Pledge or otherwise (other than in respect of the Option Rights as specified in Section 2).

6. Notices under this Consent Agreement shall be provided as follows:

Notices to Agent:
General Electric Capital Corporation
800 Long Ridge Road
Stamford, CT 06927
Attention:	Portfolio Manager - SemCrude Pipeline
Telecopy:	(203) 357-3114

With a copy to:

General Electric Capital Corporation
800 Long Ridge Road
Stamford, CT 06927
Attention:	General Counsel-GE Energy Financial Services, Inc.
Telecopy:	(203) 357-3114

7. The Agent shall have the right to assign its interest in the Pledge and this Consent Agreement in connection with the assignment of the indebtedness secured by the Pledge or the appointment of a successor administrative agent for the Lenders in connection with the Pledge either with the consent of the Counterparty (not to unreasonably withheld or delayed) or otherwise to an assignee or appointee who, if in the business (prior to such assignment or appointment) of hydrocarbon gathering, transportation, transmission, terminalling, storage, refining or marketing, is an Other Permitted Purchaser or, if not, is a

General Electric Capital Corporation

                 ,

Person or an Affiliate of a Person who (i) maintains, at the time of such proposed assignment or appointment, a debt rating for its non-credit-enhanced, senior unsecured long-term debt of Baa3 or better by Moody’s Investors Service, Inc. (the “Moody’s Rating”) and BBB- or better by Standard & Poor’s Rating Services (the “S&P Rating”), if both such rating agencies are providing a rating, and if only one of such rating agencies is providing a rating, the Moody’s Rating or S&P Rating, as applicable (or equivalent ratings for financial institutions), and (ii) has, at the time of such proposed assignment or appointment, consolidated assets, determined in accordance with GAAP, of at least $500,000,000 as reflected in such Person’s most recently prepared financial statements. Upon such an assignment or appointment, references herein to the “Agent” shall be to such assignee or successor.

8. This Consent Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. This Consent Agreement may be executed in any number of counterparts each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

9. Except as otherwise set forth herein, this Consent Agreement does not amend or modify the LLC Agreement or the rights of the Counterparty thereunder.

[Signature Page Follows]

General Electric Capital Corporation

                 ,

IN WITNESS WHEREOF, each of the Counterparty and Agent has duly executed this Consent Agreement as of the date first above written.

[COUNTERPARTY]

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent

By:
Name:
Title:

EXHIBIT G

TO

CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

Date:                 ,

This Compliance Certificate (this “Certificate”) is given by SemCrude Pipeline, L.L.C., a Delaware limited liability company (the “Borrower”), pursuant to Section 6.1(e) of that certain Credit Agreement dated as of November [    ], 2009 among the Borrower, General Electric Capital Corporation, as administrative agent (in such capacity, “Administrative Agent”), and as a Lender, and the additional Lenders party thereto (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The officer executing this Certificate is a Responsible Officer of SemOperating G.P., L.L.C., an Oklahoma limited liability company and the general partner of SemCrude, L.P., a Delaware limited partnership and the sole member of the Borrower and as such is duly authorized to execute and deliver this Certificate on behalf of the Borrower. By executing this Certificate, such officer hereby certifies to Agent and Lenders, on behalf of the Borrower, that:

(a) the financial statements delivered with this Certificate in accordance with subsection 6.1(b) or 6.1(c) of the Credit Agreement are correct and complete and fairly present, in all material respects, in accordance with GAAP the financial position and the results of operations of the Borrower and its Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosure);

(b) to the best of such officer’s knowledge, the Borrower and its Subsidiaries, during the period covered by such financial statements, have observed and performed all of their respective covenants and other agreements in the Credit Agreement and the other Loan Documents to be observed, performed or satisfied by them, and such officer had not obtained knowledge of any Default or Event of Default [except as specified on the written attachment hereto];

(c) Exhibit A hereto is a correct calculation of each of the financial covenants contained in Article 5 of the Credit Agreement;

(d) no Default or Event of Default has occurred and is continuing on the date hereof[, except as set forth on Schedule I attached hereto (which Schedule includes both (i) the nature of such Default or Event of Default, and (ii) a proposed plan of action relating to such Default or Event of Default)]; and

(e) since the Closing Date and except as disclosed in prior Compliance Certificates delivered to Agent, neither the Borrower nor any Subsidiary of the Borrower has:

(i) changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary except as follows:             ;

(ii) acquired the assets of, or merged or consolidated with or into, any Person, except as follows:             ; or

(iii) changed its address or otherwise relocated, acquired fee simple title to any real property or entered into any real property leases, except as follows:             .

IN WITNESS WHEREOF, this Certificate is executed this              day of             , 200    .

SEMCRUDE PIPELINE, L.L.C.

By:	SemCrude, L.P., its sole member

	By:	SemOperating G.P., L.L.C., its general partner

By:
Name:
Title:

Note: Unless otherwise specified, all financial covenants are calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

EXHIBIT A TO EXHIBIT G

COMPLIANCE CERTIFICATE

Total Leverage Ratio Covenant pursuant to Section 5.1

The Total Leverage Ratio as of the Fiscal Quarter ended [                    ] is set forth below:

Principle balance of all outstanding Term Loans and other Indebtedness of the Group Members (“Outstanding Term Loans”)

Consolidated EBITDA of the Borrower for the most recently ended Computation Period (“Current Consolidated EBITDA”)

Total Leverage Ratio (Outstanding Term Loans divided by Current Consolidated EBlTDA)

In Compliance	Yes/No

Debt Service Coverage Ratio Covenant pursuant to Section 5.2

The Debt Service Coverage Ratio as of the Computation Period ended [                    ] is set forth below:

Cash Flow Available for Debt Service for Computation Period ended [ ] (“Current Debt Service Cash Flow”)

Debt Service for Computation Period ended [ ] (“Current Debt Service”)

Debt Service Coverage Ratio (Current Debt Service Cash Flow divided by Current Debt Service)

In Compliance	Yes/No

EXHIBIT H

TO

CREDIT AGREEMENT

•	Security Agreement

[Distributed Separately]

EXHIBIT I

FORM OF ANNUAL OPERATING BUDGET

DRAFT

SemGroup 2010 Budget

Budget Template - SemGroup Pipeline

	31	28	31	30	31	30	31	31	30	31	30	31
	Budget												Total
	Jan-10	Feb-10	Mar-10	Apr-10	May-10	Jun-10	Jul-10	Aug-10	Sep-10	Oct-10	Nov-10	Dec-10	2010
White Cliffs Distributions
Less: Permitted Borrower Administrative Expenses
Less: Quarterly Fixed Amortization
Less: Interest Expense
Less: Permitted Tax Distributions
Excess Cash Flow

Beginning Debt
Mandatory Amortization
Excess Cash Sweep
Ending Debt

Beginning Cash
Plus: Monthly Cash Flow
Less: Excess Cash Sweep
Ending Cash